AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 3, 2011
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LENDER TO LENDER FRANCHISE, INC.
(Exact name of issuer as specified in its charter)

Florida	6141	27-3181737
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

27322 Twenty Three Mile Road, Suite 5
Chesterfield, Michigan 48051
(586) 598-1634
(Address and telephone number of principal executive offices)

27322 Twenty Three Mile Road, Suite 5
Chesterfield, Michigan 48051
(586) 598-1634
(Address of principal place of business or intended
principal place of business)

Richard Vanderport, Chief Executive Officer
27322 Twenty Three Mile Road, Suite 5
Chesterfield, Michigan 48051
(586) 598-1634
(646) 219-2572 (fax)
 (Name, address and telephone number of agent for service)

Copies to:
Brian Pearlman, Esq.
Quintairos, Prieto, Wood & Boyer, P.A.
One East Broward Blvd., Suite 1400
Fort Lauderdale, Florida 33301
(954) 523-7008
(954) 523-7009 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (2)	125,000	$0.20	$25,000	$1.78
Common Stock (3)	330,050	$1.00	$330,050	$23.53
Common Stock (4)	1,060,000	$1.00	$1,060,000	$75.58
Total Registration Fee				$100.89
———————
(1)
The selling shareholders will offer their shares at $0.20 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of warrants.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, JANUARY 3, 2011

LENDER TO LENDER FRANCHISE, INC.

1,515,050 Shares of
Common Stock

The selling shareholders are offering up to 1,515,050 shares of common stock (the “Shares”), including 1,390,050 shares represent shares underlying outstanding warrants and options.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2010

PROSPECTUS SUMMARY	1

SUMMARY FINANCIAL DATA	4

RISK FACTORS	5

FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	13

DETERMINATION OF OFFERING PRICE	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	14

BUSINESS	18

DIVIDEND POLICY	24

REPORT TO SHAREHOLDERS	24

LEGAL PROCEEDINGS	24

MANAGEMENT	24

EXECUTIVE COMPENSATION	26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

DESCRIPTION OF SECURITIES	29

SELLING SHAREHOLDERS	29

PLAN OF DISTRIBUTION	35

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	36

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36

LEGAL MATTERS	37

EXPERTS	37

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	37

WHERE YOU CAN FIND MORE INFORMATION	37

INDEX TO FINANCIAL STATEMENTS	F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Lender to Lender Franchise”, “Company”, “we,” “us,” or “our” refer to Lender to Lender Franchise, Inc. and its subsidiaries.

Organization

Lender to Lender Franchise, Inc., a Florida corporation, organized in July 2010, provides auto loans to consumers through a network of automobile dealers.  The Company principally operates through its wholly owned subsidiary, Lender to Lender Financing, LLC, a Michigan limited liability company (“LLFI”).  LLFI has been in operations since 2002.  In addition, through its wholly owned subsidiary, Lender to Lender Franchise System, LLC, a Michigan limited liability company (“LLFS”), the Company intends to franchise its automobile loan programs.  The Company acquired LLFI and LLFS on August 12, 2010 under a stock purchase agreement.  For accounting purposes, this business combination has been treated as a stock acquisition with the Company as the acquirer. The Company’s management has over 30 years experience in the automobile loan industry.

Our executive offices are located at 27322 Twenty Three Mile Road, Suite #5, Chesterfield, MI  48051; our telephone number is (586) 598-1634.  Our Website address is www.lendertolender.com.  Information contained on our Websites does not constitute a part of this prospectus.

There is currently no public market for our common stock.

We had total assets of $2,019,718 at September 30, 2010.  From July 15, 2010 (inception) through September 30, 2010 we had total net revenues of $124,717 and net loss of $22,770.  At September 30, 2010 we had a working capital deficit of $491,629.  Our ability to continue as a going concern is dependent on increasing revenues from our loans.  In the event we are unable to generate additional revenues, we will be dependent upon third party financing.  We cannot provide any reasonable assurances that we will receive third party financing or in the event we obtain third party financing that the terms of such financing will be reasonable.

As with any investment, there are certain risks involved in this offering. All potential investors should consult their own tax, legal and investment advisors prior to making any decision regarding this offering. The purchase of the Shares is highly speculative and involves a high degree of risk, including, but not necessarily limited to, the “Risk Factors” described herein. Any person who cannot afford the loss of their entire investment should not purchase the Shares.

Business

Since 2002, LLFI has provided auto loans to consumers (“Consumer Loans”), regardless of their credit history. Our product is offered through a network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing and from repeat and referral sales generated by these same customers.

We refer to automobile dealers who participate in our programs as “Auto Dealers”. Upon enrollment in our financing programs, the Auto Dealer enters into a dealer servicing agreement with us that defines the legal relationship between our Company and the Auto Dealer. The dealer servicing agreement assigns the responsibilities for administering, servicing, and collecting the amounts due on Consumer Loans from the Auto Dealers to us. A consumer who does not qualify for conventional automobile financing can purchase a used vehicle from an Auto Dealer and finance the purchase through us. We are an indirect lender from a legal perspective, meaning the Consumer Loan is originated by the Auto Dealer and assigned to us.

Selling Shareholders

The Company previously sold an aggregate of 125,000 shares under a private placement to 50 investors, in the gross amount of $25,000.  The shares were sold to 23 accredited investors and 27 qualified investors, which shares were issued throughout September 2010, at $0.20 per share.  No commission or finder fees were paid.

On August 12, 2010, the Company issued options to purchase an aggregate of 1,060,000 shares of common stock to five employees.  Such options vest over a period of five years in equal installments.  The options, subject to vesting, are exercisable for a period of ten years from date of grant.  The options are exercisable at $l.00 per share.  In addition, on August 12, 2010, the Company issued warrants to purchase an aggregate of 330,050 shares of common stock to four individuals and consultants.  The warrants are exercisable at $1.00 per share and vest over a period of five years in equal installments.  The warrants expire ten years from the date of issuance.

The warrant shares, options shares and shares issued under the private placement are sometimes collectively referred to in this prospectus as the “Shares”. The Shares are being offered for resale under this registration, and the Selling Shareholders intend to sell, as soon as practicable following the effectiveness of this registration, the Shares in the public market.

The Company will receive up to $1,390,050 in the event the warrants and options are exercised. The proceeds, if any, will be used for general working capital purposes.

The Offering

Common stock outstanding before the offering:	30,125,000

Common stock offered by selling stockholders
Up to 1,515,050 shares (including 1,390,050 shares underlying options and warrants).  The maximum number of shares to be sold by the selling stockholders represents less than 1% of our current outstanding stock. As of the date of this prospectus, none of the options and warrants have vested.

The selling stockholders will offer their shares at $0.20 per share until the Company’s shares are quoted on the OTC Bulletin Board (OTCBB) and, assuming our common stock commences quotation on the OTCBB, thereafter at prevailing market prices or privately negotiated prices.

Common stock to be outstanding after the offering	Up to 31,640,050 shares based on 30,125,000 shares of common stock outstanding as of November 30, 2010, assuming vesting and exercise of outstanding options and warrants.

Use of proceeds	We will not receive any material proceeds from the sale of the common stock. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page __.

Forward-Looking Statements

This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

SUMMARY FINANCIAL DATA

In the table below, we provide you with historical summary financial information for the year ended December 31, 2009, derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. We also provide below financial information for the nine months ended September 30, 2010 derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial information, you should also consider the historical financial statements and related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Statements of Operations Data:
	Fiscal Year Ended December 31, 2009	Nine Months Ended September 30, 2010

Revenues	$1,161,855	$1,074,164
Cost of Goods sold	$9,234	$90
Gross profit	$1,152,651	$1,074,074
Total operating expenses	$988,338	$961,164
Net Income	$174,331	$104,285

Balance Sheet Data:

	As of December 31, 2009	As of September 30, 2010

Total assets	$3,189,343	$2,133,476
Total liabilities	$3,101,382	$1,807,190
Working capital (deficit)	$87,961	$(1,476,561)
Shareholders' Equity	$87,961	$326,286

Capitalization:

The following tables set forth our capitalization as of September 30, 2010 on an unaudited basis. The tables should be read in conjunction with our pro forma and consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2010	September 30, 2010
	(pro forma)	(consolidated)

Current Liabilities	$1,807,190	$1,807,190
Shareholders' equity:
Preferred Stock; 5,000,000 authorized; none issued and outstanding	$-0-	$-0-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 30,125,000 shares issued and outstanding	$3,013	$3,013
Additional paid-in capital	$227,912	$330,752
Accumulated deficit	$22,770	$7,479
Total shareholders’ equity	$212,528	$326,286

Total liabilities and shareholders’ equity	$2,019,718	$2,133,476

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.”  If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our independent auditors have raised substantial doubt about our ability to continue as a going concern.

At September 30, 2010, we had a cash balance of approximately $201,829, working capital of approximately $491,629 and an accumulated deficit of approximately $22,770. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include general economic conditions, interest rates, market acceptance of our products, and competitive efforts. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects.

Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

We have a substantial amount of debt and have a working capital deficit.  At September 30, 2010, we had a note payable in the amount of $1,702,383 under our line of credit.  The note requires monthly payments of $100,000 plus interest.  The note bears interest at the thirty-day LIBOR plus 5.5%, is secured by cash held at the bank, accounts receivable, life insurance and is personally guaranteed by our chief executive officer.  The substantial amount of our debt could have important consequences, including the following:

•	our ability to obtain additional financing for Consumer Loan assignments, working capital, debt refinancing or other purposes could be impaired;

•	a substantial portion of our cash flows from operations will be dedicated to paying principal and interest on our debt, reducing funds available for other purposes;

•	we may be vulnerable to interest rate increases, as some of our borrowings, including those under our revolving credit facility, bear interest at variable rates;

•	we could be more vulnerable to adverse developments in our industry or in general economic conditions;

•	we may be restricted from taking advantage of business opportunities or making strategic acquisitions; and

•	we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate.

Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

Substantially all of the Consumer Loans assigned to us are made to individuals with impaired or limited credit histories or higher debt-to-income ratios than are permitted by traditional lenders. Consumer Loans made to these individuals generally entail a higher risk of delinquency, default and repossession and higher losses than loans made to consumers with better credit. Since most of our revenue and cash flows from operations are generated from these Consumer Loans, our ability to accurately forecast Consumer Loan performance is critical to our business and financial results. At the time of Consumer Loan acceptance or purchase, we forecast future expected cash flows from the Consumer Loan. Based on these forecasts, which include estimates for wholesale vehicle prices in the event of vehicle repossession and sale, we make an advance or cash payment to the related Auto Dealer at a level designed to achieve an acceptable return on capital. These forecasts also serve as a critical assumption in our accounting for recognizing finance charge income and determining our allowance for credit losses. If Consumer Loan performance equals or exceeds original expectations, it is likely our target return on capital will be achieved. However, actual cash flows from any individual Consumer Loan are often different than cash flows estimated at Consumer Loan inception. There can be no assurance that our forecasts will be accurate or that Consumer Loan performance will be as expected. Recent economic conditions have made forecasts regarding the performance of Consumer Loans more difficult. In the event that our forecasts are not accurate, our financial position, liquidity and results of operations could be materially adversely affected.

We may be unable to execute our business strategy due to current economic conditions.

Our financial position, liquidity and results of operations depend on management’s ability to execute our business strategy. Key factors involved in the execution of our business strategy include achieving our desired Consumer Loan assignment volume, continued and successful use of our “webware” and pricing strategy, the use of effective credit risk management techniques and servicing strategies, implementation of effective Consumer Loan servicing and collection practices, continued investment in technology to support operating efficiency and continued access to funding and liquidity sources. Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

We use debt financing to fund new Consumer Loans.  We currently utilize a revolving secured line of credit with a commercial bank for our debt financing.  Some of our debt agreements impose requirements that we maintain specified financial measures not in excess of, or not below, specified levels.  A breach of any of the covenants in our debt instruments would result in an event of default thereunder if not promptly cured or waived. Any continuing default would permit the creditors to accelerate the related debt, which could also result in the acceleration of other debt containing a cross-acceleration or cross-default provision. In addition, an event of default under our revolving credit facility would permit the lenders thereunder to terminate all commitments to extend further credit under our revolving credit facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility or other secured debt, the lenders thereunder could cause the collateral agent to proceed against the collateral securing that debt. In the event our creditors accelerate the repayment of our debt, there can be no assurance that we would have sufficient assets to repay that debt, and our financial condition, liquidity and results of operations would suffer.

The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

Turbulence in the global capital markets and the current economic slowdown or recession have resulted in disruptions in the financial sector and potentially affected lenders with which we have relationships. The current adverse conditions, the severity and duration of which are unknown, may increase our exposure to credit risk and adversely affect the ability of lenders to perform under the terms of their lending arrangements with us. Failure by our lenders to perform under the terms of our lending arrangements could cause us to incur additional costs that may adversely affect our liquidity, financial condition and results of operations.

Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

The automobile finance market for consumers who do not qualify for conventional automobile financing is large and highly competitive. The market is served by a variety of companies including “buy here, pay here” dealerships. The market is also currently served by banks, captive finance affiliates of automobile manufacturers, credit unions and independent finance companies both publicly and privately owned. Many of these companies are much larger and have greater financial resources than are available to us, and many have long standing relationships with automobile dealerships. Providers of automobile financing have traditionally competed based on the interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and consumers. There is potential that significant direct competition could emerge and that we may be unable to compete successfully. Additionally, if we are unsuccessful in maintaining and expanding our relationships with the Auto Dealers, we may be unable to accept Consumer Loans in the volume and on the terms that we anticipate.

We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

Our ability to make payments of principal and interest on indebtedness will depend in part on our cash flows from operations, which are subject to economic, financial, competitive and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operations sufficient to permit us to meet our debt service obligations. If we are unable to generate sufficient cash flows from operations to service our debt, we may be required to sell assets, refinance all or a portion of our existing debt or obtain additional financing. There can be no assurance that any refinancing will be possible or that any asset sales or additional financing can be completed on acceptable terms or at all.

Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

Our profitability may be directly affected by the level of and fluctuations in interest rates, whether caused by changes in economic conditions or other factors, which affect our borrowing costs. Our profitability and liquidity could be materially adversely affected during any period of higher interest rates. We monitor the interest rate environment and employ hedging strategies designed to mitigate the impact of increases in interest rates. We can provide no assurance, however, that hedging strategies will mitigate the impact of increases in interest rates.

Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

Credit rating agencies evaluate us, and their ratings of our debt and creditworthiness are based on a number of factors. These factors include our financial strength and other factors not entirely within our control, including conditions affecting the financial services industry generally. In light of the difficulties facing the financial services industry and the financial markets, there can be no assurance that we will maintain our current ratings. Failure to maintain those ratings could, among other things, adversely limit our access to the capital markets and affect the cost and other terms upon which we are able to obtain financing.

We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

We may be able to incur substantial additional debt in the future. Although the terms of our debt instruments contain restrictions on our ability to incur additional debt, these restrictions are subject to exceptions that could permit us to incur a substantial amount of additional debt. In addition, our debt instruments do not prevent us from incurring liabilities that do not constitute indebtedness as defined for purposes of those debt instruments. If new debt or other liabilities are added to our current debt levels, the risks associated with our having substantial debt could intensify.

The regulation to which we are or may become subject could result in a material adverse effect on our business.

Our business is subject to laws and regulations including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and other various state and federal laws and regulations. These laws and regulations, among other things, require licensing and qualification; limit interest rates, fees and other charges associated with the Consumer Loans assigned to us; require specified disclosures by Auto Dealers to consumers; govern the sale and terms of ancillary products; and define the rights to repossess and sell collateral.  Our failure or any Auto Dealer’s failure to comply with these laws or regulations could have a material adverse effect on us by, among other things, limiting the jurisdictions in which we may operate, restricting our ability to realize the value of the collateral securing the Consumer Loans, making it more costly or burdensome to do business or resulting in potential liability. The volume of new or modified laws and regulations has increased in recent years and has increased significantly in response to issues arising with respect to consumer lending. From time to time, legislation and regulations are enacted which increase the cost of doing business, limit or expand permissible activities or affect the competitive balance among financial services providers. Proposals to change the laws and regulations governing the operations and taxation of financial institutions and financial services providers are frequently made in the U.S. Congress, in state legislatures and by various regulatory agencies. This legislation may change our operating environment in substantial and unpredictable ways and may have a material adverse effect on our business.

Our Auto Dealers must also comply with credit and trade practice statutes and regulations. Failure of our Auto Dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have a material adverse effect on us.

Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

As a result of the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud and breach of contract. As the assignee of Consumer Loans originated by Auto Dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against Auto Dealers. We may also have disputes and litigation with Auto Dealers relating to our dealer servicing and related agreements, including claims for, among other things, breach of contract or other duties purportedly owed to the Auto Dealers. The damages and penalties that may be claimed by consumers or Auto Dealers in these types of matters can be substantial. The relief requested by the plaintiffs varies but may include requests for compensatory, statutory and punitive damages, and plaintiffs may seek treatment as purported class actions. A significant judgment against us in connection with any litigation or arbitration could have a material adverse effect on our financial position, liquidity and results of operations.

Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

Our reputation is a key asset to our business. Our ability to attract consumers through our Auto Dealers is highly dependent upon external perceptions of our level of service, trustworthiness, business practices and financial condition. Negative publicity regarding these matters could damage our reputation among existing and potential consumers and Auto Dealers, which could make it difficult for us to attract new consumers and Auto Dealers and maintain existing Auto Dealers. Adverse developments with respect to our industry may also, by association, negatively impact our reputation or result in greater regulatory or legislative scrutiny or litigation against us.

Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

If third parties or our team members are able to breach our network security or otherwise misappropriate our customers’ personal information or loan information, or if we give third parties or our team members improper access to our customers’ personal information or loan information, we could be subject to liability. This liability could include identity theft or other similar fraud-related claims. This liability could also include claims for other misuses or losses of personal information, including for unauthorized marketing purposes. Other liabilities could include claims alleging misrepresentation of our privacy and data security practices.

Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Natural disasters, acts of war, terrorist attacks and the escalation of military activity in response to these attacks or otherwise may have negative and significant effects, such as imposition of increased security measures, changes in applicable laws, market disruptions and job losses. These events may have an adverse effect on the economy in general. Moreover, the potential for future terrorist attacks and the national and international responses to these threats could affect the business in ways that cannot be predicted. The effect of any of these events or threats could have a material adverse effect on our business, financial condition and results of operations.

The Company is dependent on its management team and the unexpected loss of any key member of the team may prevent the Company from implementing the Company’s business plan in a timely manner, or at all.

The Company’s success depends upon the continued contributions of our executive officers.  The loss of their services would have an adverse affect on the Company’s business and may prevent the Company from implementing the Company’s business plan in a timely manner, or at all.  We do not have any employment agreements with any of our employees.

The Company’s failure to retain and attract qualified personnel could harm the Company’s business.

The Company’s success depends on the Company’s ability to attract, train and retain qualified personnel.  Competition for qualified personnel is intense and the Company may not be able to hire sufficient personnel to achieve the Company’s goals or support the anticipated growth in the Company’s business.  The market for the personnel the Company requires is competitive.  If the Company fails to attract and retain qualified personnel, the Company’s business will suffer.

The infringement of our trademarks and other intellectual property, or the erosion of our brand, could substantially harm our business.

The Lender to Lender trademark and our webware software are vital to maintaining our brand awareness and competitive position. Protecting our intellectual property rights and combating unlicensed copying of our marks and intellectual property can be difficult and costly. This is because we may be required to initiate litigation or other action to enforce our rights or establish their validity.  Our webware software is not patent protected.  As we expand our brand, protecting our intellectual property rights may be more challenging, because we may expand to countries where laws are less protective of these rights. We devote resources to the establishment and protection of these trademarks and proprietary rights. However, these measures may be inadequate to prevent imitation of our products and concepts by others. If we are unable to protect our marks, brand and intellectual property, or if our brand becomes confused with the business of our competitors, our business could suffer substantially.

Risks Related to Our Intended Franchise Business

We currently have no franchisees and if we are unable to sell franchises we may be unable to expand our revenue base.

To expand our business and increase our revenues, we intend to identify franchise opportunities. To date we do not have any franchisees and our franchise system is unproven. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control. Among other things, we must:

•	attract and retain qualified franchisees;

•	recruit, train and retain qualified corporate personnel and management;

•	create customer awareness of our products;

•	compete in our markets; and

•	adjust to general economic conditions.

In addition, our franchisees must:

•	locate suitable territories in new and existing markets;

•	obtain acceptable financing for commencing operations; and

•	obtain and maintain required local and state governmental approvals and permits related to the operation of their business.

Future revenues may be adversely impacted.  Deteriorating national and global economic conditions have negatively impacted the ability of our franchisees to obtain financing for new franchises, and these conditions may worsen. In addition, the disruptions in credit and other financial markets caused by deteriorating national and international economic conditions have caused franchisees to experience great difficulty over the past 24 months in obtaining new credit on reasonable terms and extensions of existing credit. If these conditions continue, they could further impair our ability to attract suitable franchisees, making it difficult or impossible for us, to develop our franchise business.

We will rely on the accuracy of the unaudited financial information we receive from our franchisees, over which we do not have direct supervision or control and which we may or may not routinely audit.

Under our franchise agreements, the franchisees will be required to report financial and other data to us, including their revenues and results of operations.  We will rely on franchisee data to make important business decisions.  However, we may not routinely audit the information that the franchisees report to us, and we do not have direct supervision over the reporting of the franchisees.  Therefore, we will be unable to ensure that the data reported by the franchisees is accurate.  If the data reported by our franchisees is not accurate, it may cause determinations made by us in reliance on the reported data to be inaccurate and may result in less informed business decisions by management.

Franchise regulations could limit the ability to terminate or replace unproductive franchises, which could result in lower franchise royalties.

Applicable laws may delay or prevent the termination of an unproductive franchise or the withholding of our consent to renew or transfer a franchise, which could result in lower franchise royalties.  As a franchisor, we are subject to federal, state and international laws regulating the offer and sale of franchises.  These laws also frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise.  Compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot be certain that we will not encounter delays, expenses or other difficulties in this area.  Further, the nature and effect of any future legislation or regulation of our franchise operations cannot be predicted.

Our franchisees may take actions that could harm our business.

We provide training and support to franchisees, but the quality of their operations may be diminished by any number of factors beyond our control.  Our franchisees are independent contractors and are not our employees and may not have the business acumen or financial resources necessary to operate successful franchises in their franchise areas.  Consequently, franchisees may not operate their businesses in a manner consistent with our standards and requirements or may not hire and train qualified managers and other personnel.  If franchisees do not adequately manage their operations, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and system-wide sales could significantly decline.

If we fail to comply with FDD registration requirements in certain states our growth prospects will be adversely affected.

While the majority of U.S. states do not require state specific franchise disclosure document (FDD) registration, we are required to register our FDD in 13 states in order to market franchises.  Of the 13 states that require registration, our FDD is currently registered in Michigan. If we choose to register in additional states that require registration, there is no certainty that we will be approved to sell franchises in those states.  If we are unable to register in any of these states, our market may be limited.  While we are currently authorized to sell franchises in 37 states, in order to sell the franchise in additional states, we will need to register in those states.

Risks Related to this Offering

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction.

There is presently no market for the Shares, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for sale or transferability of the shares within the near future. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is not a public market for the resale of the Shares. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTCBB, but it is the Company’s plan that the common shares be quoted on the OTCBB. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;

(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions. If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Our chief executive officer owns approximately 99% of our outstanding common shares and as majority shareholder, is able to control voting on issues and actions that may not be beneficial or desired by other shareholders.

As of the date of this registration statement, our chief executive officer owns approximately 99% of the issued and outstanding common stock. Accordingly, our chief executive officer could elect all directors, and dissolve, merge or sell our assets or otherwise direct our affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control; impede a merger, consolidation, takeover or other business combination involving the Company, which, in turn, could depress the market price of our common stock.

The exercise of the warrants and options could negatively affect the market price for our common stock and would cause dilution to existing shareholders.

In the event that a market for our common stock develops, to the extent that holders of the warrants exercise such convertible securities and then sell the underlying shares of common stock in the open market, our common stock price may decrease due to the additional shares in the market.  Furthermore, any exercise of options or warrants will cause dilution to existing shareholders.

The issuance of preferred stock could change control of the company.

Our articles of incorporation authorize the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board of Directors. Our articles of incorporation further authorize the Board of Directors to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company. Although we have no present plans to issue additional series or shares of preferred stock, we can give no assurance that we will not do so in the future.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our growth strategies;
•	anticipated trends in our business;
•	our future results of operations;
•	our ability to make or develop and maintain dealer agreements;
•	our liquidity and ability to finance our operations;
•	the impact of government regulation;
•	estimates regarding future net revenues;
•	planned capital expenditures (including the amount and nature thereof);
•	our financial position, business strategy and other plans and objectives for future operations;
•	competition;
•	the ability of our management team to execute its plans to meet its goals;
•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. The Company will receive up to $1,390,000 in the event the warrants and options are exercised. The proceeds, if any, will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company. No independent accountant or appraiser has been retained to protect the interest of the investors. No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares. Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” in this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

While Lender to Lender Franchise Inc. was organized in July 2010, LLFI and LLFS were organized in 2002 and 2008, respectively.  On August 12, 2010, Lender to Lender Franchise Inc. completed its acquisition of LLFI and LLFS.  For accounting purposes, this business combination has been treated as a stock acquisition with Lender to Lender Franchise Inc. as the acquirer.  The following discussion and analysis addresses the major factors that affected our operations and financial condition reflected in our unaudited pro forma combined financial statements for the year ended December 31, 2009 and December 31, 2008 and nine-month period ended September 30, 2010. This discussion is intended to supplement and highlight information contained in, and should be read in conjunction with, our financial statements and related notes and the selected financial data presented elsewhere in this prospectus.

The Company, through LLFI, has entered into multiple servicing agreements with Auto Dealers where the Company advances the dealer a percentage of the face amount of the Consumer Loan the Auto Dealer makes to its customers and takes assignment of the underlying loan as collateral.  The percentage of the face amount that is advanced is computed by the Company’s proprietary web-based software on a customer-by-customer basis.  The Company charges a 20% service fee on each payment collected from the customer; the remaining payment in excess of the service fee is applied to the loan’s outstanding principal balance.  In the event that collections on a loan exceed the original loan advance, the Company retains its service fee and the excess balance is due back to the dealer.  The dealers guarantee the collection of the loan advances.  Collections in excess of the advances on one loan may be offset against unpaid advances with that Auto Dealer’s loan pool.

Significant Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary materially from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies affect the more significant estimates and assumptions used in the preparation of our financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.  If we fail to recognize impairment in value on a timely basis our assets and/or liabilities may be overstated and our income may be overstated.

Consumer Loans

The Company follows an approach similar to ASC Topic 310 in determining its allowance for credit losses. The allowance is maintained at an amount that reduces the net asset value (dealer loan balance less the allowance) to the discounted value of future cash flows.  The allowance for credit losses is comprised of estimated future collections on the loans to consumers, less any estimated dealer holdback payments.  In estimating future collections and dealer holdback payments for each nonaffiliated dealer, the Company considers a dealer’s actual collection and loss data on a static pool basis and also considers the Company’s historical loss and collection experience.  The Company’s collection forecast for each dealer is updated monthly and considers the most recent static pool data available for each dealer.

Cash flows from any individual dealer loan are often different than estimated cash flows and dealer loan inception.  If such a difference is favorable, the difference is recognized into income over the life of the dealer loan through a yield adjustment.  If such a difference is unfavorable, a provision for credit losses is recorded as a current period expense and a corresponding allowance for credit loss is established.  Because differences between estimated cash flows at inceptions and actual cash flows can occur often, an allowance is required for a significant portion of the Company’s dealer loan portfolio.  Allowance for credit loss does not necessarily indicate that a dealer loan is unprofitable, and in recent years very seldom are cash flows from a dealer loan portfolio insufficient to repay the initial amounts advance to the dealer.  If a positive revision occurs to the estimated cash flows for a dealer loan pool that has an allowance for credit loss recorded, the allowance is reversed up to the lesser of the amount of the positive revision or allowance.  If we fail to properly adjust the loan allowance account our net income and assets may be incorrect and could be overstated or understated.

Pro Forma Combined Results of Operations—2009 Compared to 2008

Revenues

Revenues totaled $1,161,885 in 2009 compared to $481,560 in 2008, an increase of $680,325 or 141%.  Revenues in 2008 were derived from Consumer Loans, warranty and starter device sales and in 2009 were derived from Consumer Loans and warranty and starter device sales.  The increase in revenues was due to our access to capital under a line of credit which commenced in March 2008.  The majority of our Consumer Loans were funded through the line of credit which expired in September 2010.  We are expecting that 2011 will be a challenging year as our current line of credit expired in September 2010 and we are currently negotiating a renewal or extension with the bank.  We currently have approximately 13 active dealer services agreements.

Costs of goods sold totaled $9,234 in 2009 as compared to $215,664 in 2008, a decrease of $206,430.  This decrease was primary due to a reduction in the sale of starter-interrupter devices and warranties in 2009 due to a reduction in new Consumer Loans.

Expenses

Total expenses were $988,338 during 2009 compared to $1,119,570 in 2008, a decrease of $131,232, or 13%. The decrease was primarily attributable to a reduction in personnel and interest expense. The total number of personnel averaged 10 during 2009 compared to 11 in 2008.

Gross Profit

Gross profit increased by $886,775, or 333%, from $265,896 in 2008 to $1,152,651 in 2009.  As discussed above, the increase was principally due to our access to capital under the line of credit which expired in September 2010.

Pro Forma Combined Results of Operations— Nine Months Ended September 30, 2010

Revenues

Revenues totaled $1,074,164 for the nine month period ended September 30, 2010. Revenues were derived from Consumer Loans.

Expense

Expenses were $961,164 for the nine months ended September 30, 3010, which primarily consisted of employee wages and benefits ($363,659), interest expense ($114,334) and professional fees ($58,480).  Professional fees were primarily due to the costs of our business combination and preparations for going public. The total number of personnel averaged 7 during the nine months ended September 30, 2010.

Liquidity and Capital Resources

At September 30, 2010, we had a cash balance of approximately $201,828, working capital deficit of $491,629 and an accumulated deficit of $22,770. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Due to our financial condition, the report of our independent registered public accounting firm on our July 31, 2010 audited financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

Our primary source of liquidity is cash provided by operations and our line of credit.  During March 2008, we entered into a credit agreement with a commercial bank that provided for up to a $5 million revolving line of credit. The credit facility expired on September 30, 2010.  The amount due under the line of credit at September 30, 2010 is $1,702,383.  We are currently paying interest only on the balance of the line of credit (approximately $8,000 per month) and are negotiating a renewal or extension of the line of credit with the bank.  In accordance with generally accepted accounting principles (GAAP), amounts drawn on our revolving credit facility are shown as debt due within one year. We continue to seek alternative debt and equity financing.  However, the Company cannot provide any assurances that it will be able to extend its line of credit or obtain alternative adequate financing. If the Company is unable to obtain adequate financing or increase its operating revenues, it may reduce its operating activities until sufficient funding is secured or revenues are generated to support operating activities.

Recently, the capital and credit markets have become volatile as a result of adverse conditions that have caused the failure or near failure of a number of large financial services companies. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, it is possible that our ability to access the capital and credit markets may be limited at a time when we would like or need to do so, which could have an impact on our ability to fund our operations, refinance maturing debt or react to changing economic and business conditions. At this time, we believe that our available short-term and long-term capital resources are sufficient to fund our working capital requirements, scheduled debt payments, interest payments, capital expenditures, income tax obligations, anticipated dividends to our stockholders, and anticipated share repurchases for the foreseeable future.

As reflected under LLFI’s consolidated financial statements, net cash provided by operating activities was $(711,881) in 2008 and $239,464 in 2009.  Net cash provided by operating activities was $4,247 for in the period from inception to September 30, 2010. The increase in operating cash flows is primarily attributable to additional lending during 2009.

As reflected under LLFI’s consolidated financial statements, net cash used by investing activities for the year ended December 31, 2009 was $1,050,942, which consisted of advances and payments on Consumer Loans of approximately $487,456, advances and payments on notes receivable-related party of approximately $655,100 and the purchase of equipment of approximately $91,614.  The note receivable relates to loans to a related entity.  The equipment was primarily automobiles.  We do not expect any material purchase of equipment during 2011. Net cash used by investing activities for the year ended December 31, 2008 was $(1,210,531), which consisted of advances and payments on Consumer Loans of approximately ($1,559,855), advances and payments on notes receivable-related party of approximately $356,665 and purchase of equipment of approximately $7,341.  The equipment was primarily computers and office equipment. Net cash used by investing activities for the period from inception through September 30, 2010 was $337,582, which primarily consisted of advances and payments on Consumer Loans of approximately $201,728, payments on notes receivable-related party of approximately $28,862 and cash acquired and acquisition of LLFI and LLFS of $106,992.

As reflected under LLFI’s consolidated financial statements, net cash used by financing activities was $2,001,454 in 2008 and $(1,266,228) in 2009. The use of cash for financing activities in 2008 primarily consisted of $2,312,895 in under our line of credit and $(311,441) in member draws to members of LLFI.   The use of cash for financing activities in 2009 primarily consisted of $(1,171,000) from the pay down of our line of credit and $(95,228) in member draws.

During the three months ended September 30, 2010, the Company accepted an aggregate of $25,000 from 50 investors to subscribe for 125,000 of our common shares under a private placement memorandum. The Company netted $25,000 in proceeds from the subscription, as no commissions were paid in connection with the offering.

Sales of Equity Securities

In September 2010, we accepted subscriptions from the sale of shares of our common stock to investors. The funds received from the sale of our common stock have been used for operational purposes. We have received funded subscriptions as follows:

Table of funded subscriptions, less selling expenses

Common Stock Proceeds	Selling Expenses	Net Proceeds

$25,000	$0	$25,000

Concentration of Risk

All Consumer Loans are originated in Michigan. To the extent that laws and regulations are passed that affect our ability to offer Consumer Loans or the manner in which we offer loans in Michigan, our financial position, results of operations and cash flows could be adversely affected.

Impact of Inflation

We do not believe that inflation has a material impact on our income or operations.

Seasonality

Our business is not seasonal.

Material Commitments

None.

Off Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures about Market Risk

None.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

BUSINESS

Organization and Overview

Lender to Lender Franchise, Inc., a Florida corporation, organized in July 2010, provides auto loans to consumers through a network of automobile dealers.  The Company principally operates through its wholly owned subsidiary, Lender to Lender Financing, LLC, a Michigan limited liability company (“LLFI”).  LLFI has been in operations since 2002.  In addition, through its wholly owned subsidiary, Lender to Lender Franchise System, LLC, a Michigan limited liability company (“LLFS”), the Company intends to franchise its automobile loan programs.  The Company acquired LLFI and LLFS on August 12, 2010 under a stock purchase agreement.  For accounting purposes, this business combination has been treated as a stock acquisition with the Company as the acquirer. The Company’s management has over 30 years experience in the automobile loan industry.

We had total assets of $2,019,718 at September 30, 2010.  From July 15, 2010 (inception) through September 30, 2010 we had total net revenues of $124,717 and net loss of $22,770.  At September 30, 2010 we had a working capital deficit of $491,629.  Our ability to continue as a going concern is dependent on increasing revenues from our loans.  In the event we are unable to generate additional revenues, we will be dependent upon third party financing.  We cannot provide any reasonable assurances that we will receive third party financing or in the event we obtain third party financing that the terms of such financing will be reasonable.

Our executive offices are located at 27322 Twenty Three Mile Road, Suite #5, Chesterfield, MI  48051; our telephone number is (586) 598-1634.  Our Website address is www.lendertolender.com.  Information contained on our Websites does not constitute a part of this prospectus.

The Auto Loan Industry

The automobile financing industry is the third-largest consumer finance market in the country, after mortgage debt and credit card revolving debt. This industry is served by such traditional lending sources as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and buy-here pay-here dealers. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower. Based on these credit characteristics, credit worthiness classifications have evolved generally ranging from A through D, with the D classification representing those customers being the least credit worthy. The C and D, or sub-prime segment, is comprised of customers who typically have limited credit histories, low incomes or past credit problems. Our company provides auto loans to the sub-prime segment.

Our Auto Loan Operations

Since 2002, LLFI has provided auto loans to consumers (“Consumer Loans”), regardless of their credit history. Our product is offered through a network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing and from repeat and referral sales generated by these same customers.

We refer to dealers who participate in our programs and who share our commitment as “Auto Dealers”. Upon enrollment in our financing programs, the Auto Dealer enters into a dealer servicing agreement with us that defines the legal relationship between Lender Finance and the Auto Dealer. The dealer servicing agreement assigns the responsibilities for administering, servicing, and collecting the amounts due on Consumer Loans from the Auto Dealers to us. A consumer who does not qualify for conventional automobile financing can purchase a used vehicle from an Auto Dealer and finance the purchase through us. We are an indirect lender from a legal perspective, meaning the Consumer Loan is originated by the Auto Dealer and assigned to us.

Consumers and the Auto Dealers benefit from our programs as follows:

Consumers. Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to a major credit-reporting agency, we believe an ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their credit score and move on to more traditional sources of financing.

Auto Dealers. Our program increases Auto Dealers’ profits in the following ways:

Enables the Auto Dealers to sell cars to consumers who may not be able to obtain financing without our program. In addition, consumers often become repeat customers by financing future vehicle purchases either through our program or, after they have successfully established or reestablished their credit, through conventional financing.

•	Allows the Auto Dealers to share in the profit, not only from the sale of the vehicle, but also from its financing.

•	Enables the Auto Dealers to attract consumers who mistakenly assume they do not qualify for conventional financing.

Loan Programs

Overview

We have two dealer loan (“Dealer Loan”) programs: the Pooling Program and the Recourse Program. Under the Pooling Program, we advance money to Auto Dealers in exchange for the right to service the underlying Consumer Loan; all advances are supported by the consumer receivables under one account with the Auto Dealer. Under the Recourse Program, we advance money to Auto Dealers in exchange for the right to service the underlying Consumer Loan and all advances are supported by Auto Dealer on a contract-by-contract basis.  The secured Consumer Loans are generally payable over three years at interest rates of approximately 22% or the maximum rate permitted under state law and require a down payment from the consumer of approximately 10% of the value of the automobile.  The maximum Consumer Loan is less than $15,000.  We currently have active dealer service agreements with approximately 13 Auto Dealers.  While all of our Auto Dealers are currently in Michigan, we are licensed to provide Consumer Loans in Michigan and Florida.

Program Enrollment

The Auto Dealers that enroll in our programs have two enrollment options available to them. The first enrollment option allows the Auto Dealers to assign Consumer Loans under the Pooling Program and requires completion of the pooling dealer agreement. If the Auto Dealer qualifies, the second enrollment option allows the Auto Dealers to assign individual Consumer Loans under the Recourse Program and requires completion of individual recourse dealer agreements.  The pooling dealer agreement and recourse dealer agreement are sometimes referred to as a “dealer servicing agreement”.  Advances are based on our proprietary “webware” that will give the Auto Dealer the probability of repayment based on historical facts.

Pooling Program

Under our Pooling Program all of our advances to Auto Dealers are accounted for under one account.  As payment for the vehicle, the Auto Dealer generally receives the following:

•	a down payment from the consumer;
•	a cash advance from us of up to 70% of the principal amount to be financed; and
•	after the cash advance has been recovered by us, the cash from payments made on the Consumer Loan, net of certain collection costs and our servicing fee.

Cash advanced to the Auto Dealers is automatically assigned to the originating Auto Dealer’s open pool of advances.  All advances due from an Auto Dealer are secured by the future collections on the Auto Dealer’s portfolio of Consumer Loans assigned to us. We perfect our security interest in the Dealer Loans by taking possession of the Consumer Loans, which list us as lien holder on the vehicle title.

The dealer servicing agreement provides that collections received by us during a calendar month on Consumer Loans assigned by the Auto Dealer are applied on a pool-by-pool basis as follows:

•	First, to reimburse us for certain collection costs;
•	Second, to pay us our servicing fee, which generally equals 20% of collections;
•	Third, to reduce the aggregate advance balance and to pay any other amounts due from the Auto Dealer to us; and

•	Fourth, to the Auto Dealer as payment.

Since typically the combination of the advance and the consumer’s down payment provides the Auto Dealer with a cash profit at the time of sale, the Auto Dealer’s risk in the Consumer Loan is limited. We cannot demand repayment of the advance from the Auto Dealer except in the event the Auto Dealer is in default of the dealer servicing agreement. Advances are made only after the consumer and Auto Dealer have signed a Consumer Loan contract, we have received the original Consumer Loan contract and supporting documentation, and we have approved all of the related stipulations for funding.

For accounting purposes, the transactions described under the Pooling Program are not considered to be loans to consumers. Instead, our accounting reflects that of a lender to the Auto Dealer. The classification as a Dealer Loan for accounting purposes is primarily a result of (1) the Auto Dealer’s financial interest in the Consumer Loan and (2) certain elements of our legal relationship with the Auto Dealership.

Individual Recourse Program

Under our Recourse Program, each advance Consumer Loan is segregated.

As payment for the vehicle, the Auto Dealer generally receives the following:

•	a down payment from the consumer;
•	a cash advance from us up to 70% of the principal amount to be advanced; and
•	after the advance has been recovered by us, the cash from payments made on the Consumer Loan, net of certain collection costs and our servicing fee.

Cash advanced to Auto Dealers is automatically assigned to the originating Auto Dealer’s open pool of advances. All advances due from an Auto Dealer are secured by the future collections on the Auto Dealer’s portfolio of Consumer Loans assigned to us. We perfect our security interest in the Dealer Loans by taking possession of the Consumer Loans, which list us as lien holder on the vehicle title. In the event of default of a Consumer Loan, the dealer must reimburse Lender to Lender with 48 hours of notice.

The dealer servicing agreement provides that collections received by us during a calendar month on Consumer Loans assigned by an Auto Dealer are applied on an individual consumer basis as follows:

•	First, to reimburse us for certain collection costs;
•	Second, to pay us our servicing fee, which generally equals 20% of collections;
•	Third, to reduce the advance balance and to pay any other amounts due from the Auto Dealer to us; and
•	Fourth, to the Auto Dealer as payment.

Since typically the combination of the advance and the consumer’s down payment provides the Auto Dealer with a cash profit at the time of sale, the Auto Dealer’s risk in the Consumer Loan is limited. Unless, however, the consumer defaults on the loan, we will demand repayment of the advance along with any other costs from the Auto Dealer. Advances are made only after the consumer and Auto Dealer have signed a Consumer Loan contract, we have received the original Consumer Loan contract and supporting documentation, and we have approved all of the related stipulations for funding. Advances are based on our proprietary webware that will give the Auto Dealer the probability of repayment based on historical facts.

Dealer Servicing Agreements

General

We principally derive our revenues under dealer servicing agreements from charges, which are comprised of: (1) servicing fees earned as a result of servicing Consumer Loans assigned to us by Auto Dealers under the dealer servicing agreements (approximately 20% of collections on Customer Loans) and (2) administration fee of approximately $595 associated with each Consumer Loan.

Servicing

We select potential Auto Dealers using various criteria to compare and measure each Auto Dealer against other Auto Dealers in their area as well as the top performing Auto Dealers. We generally offer our Programs to Auto Dealers that are licensed, insured and bonded and that can provide us with two years of tax returns.

Once an Auto Dealer has enrolled in our programs, the Auto Dealer may begin assigning Consumer Loans to us. For accounting purposes, a Consumer Loan is considered to have been assigned to us after all of the following has occurred:

•	the consumer and Auto Dealerships have signed a Consumer Loan contract;
•	we have received the original Consumer Loan contract and supporting documentation;
•	we have verified all of the related stipulations for funding; and
•	we have provided funding to the Auto Dealer in the form of either an advance or a Dealer Loan.

A Consumer Loan is originated by the Auto Dealer when a consumer enters into a contract with an Auto Dealer that sets forth the terms of the agreement between the consumer and the Auto Dealer for the payment of the purchase price of the vehicle. The amount of the Consumer Loan consists of the total principal and interest that the consumer is required to pay over the term of the Consumer Loan. In the majority of states, Consumer Loans are written on a contract form by the dealer. Although the Auto Dealer is named in the Consumer Loan contract, the Auto Dealer generally does not have legal ownership of the Consumer Loan for more than a moment and we, not the Auto Dealer, are listed as lien holder on the vehicle title.

Consumers are obligated to make payments on the Consumer Loan directly to us, and any failure to make such payments will result in us pursuing payment through collection efforts. We provide customers with payment books which gives the customer the option of making payments by check or by electronic transfer. At the date of this prospectus, approximately 65% of customers make payment via electronic transfer. A monthly statement is made available to Auto Dealers from us summarizing all activity on Consumer Loans assigned by such Auto Dealer.

All Consumer Loans submitted to us for assignment are processed through our very own proprietary web based software “webware”. The webware was developed over time by taking all of the contracts that LLFI advanced against and verifying all of the information that was originally submitted. By doing so we were able to develop our own probability of repayment calculation from actual facts and collection history. The webware offers 110 different fields to be completed by the dealer to then give the dealer a foundation of whether or not they should or shouldn’t deliver the vehicle. The decision is ultimately up to the dealership to deliver the vehicle to the customer, we believe that the webware makes the difference in the dealer making a decision that benefits them, the customer and our company.

Our business model allows us to share the risk and reward of collecting on the Consumer Loans with the Auto Dealers. Such sharing is intended to motivate the Auto Dealer to assign better quality Consumer Loans, follow our underwriting guidelines, comply with legal regulations, meet our credit compliance requirements, and provide appropriate service and support to the consumer after the sale.

The typical dealer servicing agreement may be terminated by us or by the Auto Dealer upon written notice. We may terminate the dealer servicing agreement immediately in the case of an event of default by the Auto Dealer. In the event of a termination of the dealer servicing agreement by us, we may continue to service Consumer Loans assigned by Auto Dealers accepted prior to termination in the normal course of business.

Collections

Our collectors service Consumer Loans that are in the early stages of delinquency. Collection efforts typically consist of placing a call to the consumer within one day of the missed payment due date. These collectors, in addition to securing payment arrangements, locate consumers by finding new contact information to assist in their team’s collection efforts.

The decision to repossess a vehicle is based on statistical models or policy based criteria. When a Consumer Loan is approved for repossession, the account is transferred to our repossession team. Repossession personnel continue to service the Consumer Loan as it is being assigned to a third party repossession contractor, who works on a contingency fee basis. Once a vehicle has been repossessed, the consumer can negotiate to redeem the vehicle, whereupon the vehicle is returned to the consumer in exchange for paying off the Consumer Loan balance; or, where appropriate, or if required by law, the vehicle is returned to the consumer and the Consumer Loan is reinstated in exchange for a payment that reduces or eliminates the past due balance. If neither process is successful, the vehicle is sold at a wholesale automobile auction. Prior to sale, the vehicle is usually inspected by our remarketing representatives who authorize repair and reconditioning work in order to maximize the net sale proceeds at auction.

If the vehicle sale proceeds are not sufficient to satisfy the balance owing on the Consumer Loan, the Consumer Loan is serviced by either: (1) our internal collection team, in the event the consumer is willing to make payments on the deficiency balance; or (2) our external collection team, if it is believed that legal action is required to reduce the deficiency balance owing on the Consumer Loan. Our external collection team generally assigns Consumer Loans to third party collection attorneys who work on a contingency fee basis. The third party collection attorneys then file a claim, and upon obtaining a judgment, garnish wages or other assets. Additionally, we may sell or assign Consumer Loans to third party collection companies.

Franchising Potential

Through LLFS we intend to offer franchises businesses which will provide financial services to automobile dealerships that will assist the dealerships in providing automobile loans to persons that would not otherwise qualify for auto loans, and ancillary products such as vehicle service contracts, starter interrupters, GPS starter interrupters/locators and short term financing and lending and related financial services through franchise locations. Our franchisees will offer products and financial services similar to those offered by LLFI. To date we have no franchisees.

The current initial franchise fee for a single franchise location with a specific geographic area ("Exclusive Area") is approximately $20,000. The Exclusive Area will be based on general market factors, demographic information and the number of automobile dealers and competitive businesses in the area and is payable upon the execution of a franchise agreement (the “Franchise Agreement”) with LLFS. All initial franchise fees are due and payable in full upon the signing of the Franchise Agreement. The franchise fees are non-refundable, except in three instances: (1) if a license or permit from a governmental agency is required in order for a franchisee to operate the franchised business and the agency refuses to grant you a license after franchisee has taken all possible steps to obtain the license, or (2) franchisee is unable to obtain a minimum line of credit of $5,000,000, or (3) LLFS decides to return all or a portion of the initial franchise fee as an economic incentive for a franchisee to franchise in a specific area, with the determination made on a case by case review of all relevant economic factors. The initial term of each franchise agreement will be 10 years and each agreement, subject to franchisee being in compliance with our franchise agreement and payment of a $5,000 fee, may be renewed for an additional 5 year term.

LLFS will provide each franchisee with access to our copyrighted and proprietary software for use with operation of its franchise. Our franchises will be licensed to use the trademark Lender to Lender Financing™ and our “webware” software. The initial charge for a license of this software is currently included in the franchise fee. The license to use the software, which is Internet based, will continue as long as the franchisee is in compliance with the Franchise Agreement. While there is no current charge, we reserve the right to charge for access to the software in the future to offset the cost of maintaining the web based application. In the event we enter into a Franchise Agreement, we currently intend to charge each franchisee a monthly royalty fee of the greater of $1,000 or between 2% and 7% of the franchisee’s monthly collections. Furthermore, our franchisees will be required to purchase certain products, such as auto warranties, starter interrupter devices, GPS tracking devices and roadside assistance (service) contracts from our affiliate, On the Road Again Service Contracts LLC which is the only approved supplier of required products for LLFS franchisees. We anticipate that On the Road Again will make a profit on sales of products to our franchisees, but that such profit will not exceed $10 per item purchased from On the Road Again. This profit may be adjusted based upon a change in the consumer price index. On the Road Again is owned and controlled by our chief executive officer, Richard Vanderport.

Competition

The market for consumers who do not qualify for conventional automobile financing is large and highly competitive. The market is currently served by “buy here, pay here” dealerships, banks, captive finance affiliates of automobile manufacturers, credit unions and independent finance companies both publicly and privately owned. Many of these companies are much larger and have greater resources than us. We compete by offering a profitable and efficient method for the Auto Dealers to finance customers who would be more difficult or less profitable to finance through other methods. In addition, we compete on the basis of the level of service provided by our origination and sales personnel.

Trademarks

We have registered for trademark protection for “Webware”, “Lender to Lender” and “Lender to Lender Financing” in the United States.

Geographic Financial Information

For the two years ended December 31, 2009 and 2008, LLFI revenues from continuing operations were primarily derived from operations in the State of Michigan. We currently have active dealer service agreements with approximately five Auto Dealers all located in the State of Michigan. The loss of any of these Auto Dealers could have a negative effect on our current operations.

Regulation

Our business is subject to laws and regulations, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and other various state and federal laws and regulations. These laws and regulations, among other things, require licensing and qualification; limit interest rates, fees and other charges associated with the Consumer Loans assigned to us; require specified disclosures by the Auto Dealers to consumers; govern the sale and terms of ancillary products; and define the rights to repossess and sell collateral. Failure to comply with these laws or regulations could have a material adverse effect on us by, among other things, limiting the jurisdictions in which we may operate, restricting our ability to realize the value of the collateral securing the Consumer Loans, making it more costly or burdensome to do business or resulting in potential liability. The volume of new or modified laws and regulations has increased in recent years and has increased significantly in response to issues arising with respect to consumer lending. From time to time, legislation and regulations are enacted which increase the cost of doing business, limit or expand permissible activities or affect the competitive balance among financial services providers. Proposals to change the laws and regulations governing the operations and taxation of financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures and by various regulatory agencies. This legislation may change our operating environment in substantial and unpredictable ways and may have a material adverse effect on our business. In addition, governmental regulations which would deplete the supply of used vehicles, such as environmental protection regulations governing emissions or fuel consumption, could have a material adverse effect on us.

Our Auto Dealers must also comply with credit and trade practice statutes and regulations. Failure of our Auto Dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have a material adverse effect on us.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable laws and regulations. Our agreements with the Auto Dealers provide that the Auto Dealer shall indemnify us with respect to any loss or expense we incur as a result of the Auto Dealer’s failure to comply with applicable laws and regulations.

Facilities

The Company’s operations are located at 27322 Twenty-Three Mile Road, Suite #5, Chesterfield, Michigan. The Company leases these facilities at a cost of approximately $2,600 per month. The lease term is through June 30, 2012. These facilities are approximately 2,500 square feet and are sufficient to maintain our current and anticipated operations.

Employees

As of the date of this Prospectus we employed six full-time and part time employees. Two of the employees are management personnel, one is an administrative member and three are sales staff members. We maintain a satisfactory working relationship with our employees and we have not experienced any labor disputes or any difficulty in recruiting staff for our operations.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

REPORT TO SHAREHOLDERS

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

LEGAL PROCEEDINGS

In the normal course of business and as a result of the consumer-oriented nature of the industry in which we operate, industry participants are frequently subject to various consumer claims and litigation. The claims allege, among other theories of liability, violations of state, federal and foreign truth-in-lending, credit availability, credit reporting, consumer protection, warranty, debt collection, insurance and other consumer-oriented laws and regulations, including claims seeking damages for physical and mental damages relating to our repossession and sale of the consumer’s vehicle and other debt collection activities. As we accept assignments of Consumer Loans originated by the Auto Dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against the Auto Dealers. We may also have disputes and litigation with the Auto Dealers relating to our dealer servicing and related agreements, including claims for, among other things breach of contract or other duties purportedly owed to the Auto Dealers. The damages and penalties that may be claimed by consumers or the Auto Dealers in these types of matters can be substantial. The relief requested by plaintiffs varies but may include requests for compensatory, statutory and punitive damages, and plaintiffs may seek treatment as purported class actions. A significant judgment against us in connection with any litigation or arbitration could have a material adverse effect on our financial position, liquidity and results of operations.

There are currently no pending claims or litigation that we believe will be material in relation to our consolidated financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers, key employees and directors as of the date of this registration statement. Directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position

Richard Vanderport	62	Director and Chief Executive Officer and Principal Accounting Officer

Jeffrey Bartlett	35	Chief Operating Officer

Renee Trout	44	Treasurer and Secretary

Richard Vanderport has served as director and chief executive officer of the Company since its inception and as chief executive officer of LLFS and LLFI since their inception. Mr. Vanderport has over 30 years experience in the auto finance industry. From 1982 through 1988 he was employed by Don Foss Used Cars (the founder of Credit Acceptance Corporation), an auto sales company located in Redford, Michigan and served in various capacities with the company. Mr. Vanderport was employed by Credit Acceptance Corporation, a publicly traded auto finance company, from 1989 through 1999. From 2003 through 2008, Mr. Vanderport owned Easy Credit Inc., a vehicle sales company located in Mt. Clemens, Michigan and Quality Auto Inc., a vehicle sales company located in Pontiac, Michigan. Mr. Vanderport is the stepfather of Jeffrey Bartlett.

Jeffrey Bartlett has served as an officer of the Company since its inception and as chief operating officer of LLFS and LLFI since 2007. From June 2003 through 2009, he served as vice president of Easy Credit Inc., a vehicle sales company where he oversaw day-to-day operations. From 2003 through 2008, Mr. Bartlett served as general manager of Easy Credit Inc., a vehicle sales company and Quality Auto Inc., a vehicle sales company. These entities were also owned by Richard Vanderport. From May 2006 through October 2007, he served as president of Quality Auto Liquidators of Pontiac, Inc., a vehicle sales company where he also oversaw all day-to-day operations. From January 2008 through March 2010, he served as vice president of Lender to Lender Financing LLC, an entity affiliated with the Company. Mr. Bartlett is the stepson of Richard Vanderport.

Renee Trout has served as an officer of the Company since its inception and treasurer and secretary of LLFS and LLFI since 2004. She has served as chief financial officer of LLFI since 2004. Since 1995, she has also been employed by Godfrey, Hammel, Danneels & Co., PC where she provided individual and corporate tax accounting and planning services.

Employment Agreements

We have not entered into employment agreements with any of our officers. Salaries payable to our officers are subject to adjustment and deferral based on operations and cash flow of the Company. Each of our officers are eligible to receive and participate in all benefit, bonus, retirement, health, insurance and incentive programs provided by the Company for its employees.

Board of Directors

Our Board of Directors currently consists of one director. Our Bylaws provide that our board shall consist of not less than one or more than ten individuals. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our Bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

Currently, we do not pay our directors any cash or other compensation for their services as director. In the future, we may consider appropriate forms of compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee. Our board of directors review the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. None of the members of our board of directors are considered financial experts as defined under Regulation S-K.

Code of Ethics

In 2010 we adopted a Code of Ethics and Business Conduct which is applicable to our employees and includes our chief executive officer and principal financial officer and persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct,

•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

•	compliance with applicable laws, rules and regulations,

•	the prompt reporting violation of the code, and

•	accountability for adherence to the code.

EXECUTIVE COMPENSATION

The following table sets forth annual compensation for our chief executive officer who was employed by the Company and its subsidiaries for each of the last two fiscal years.

SUMMARY COMPENSATION TABLE

Name/Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Options ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
Richard Vanderport	2009	$290,700	—	—	—	—	—	—	$290,700
	2008	$240,833	—	—	—	—	—	—	$240,833

We have not entered into employment agreements with, nor have we authorized any payments upon termination or change-in-control to any of our executive officers or key employees.

Compensation

While Lender to Lender has not entered into any written employment agreements with its executive officers, we may enter into an employment agreement with our chief executive officer. Current annual salaries for executive officers and key employees are as follows:

Richard Vanderport	$108,000

Jeffrey Bartlett	$114,400

Renee Trout	$33,800

Compensation amounts are determined by the board of directors and the board of directors may issue cash bonuses, stock options and other non-cash incentives to its executive officers, directors and employees. The Company also provides its officers with a car allowance.

Equity Incentive Plan

In August 2010, the directors and a majority of our shareholders adopted our 2010 Equity Incentive Plan (the “Plan”). We have reserved an aggregate of 5,000,000 shares of common stock for issuance pursuant to options or restricted stock granted under the Plan. As of the date of this Registration Statement, we have issued 1,060,000 options under the Plan. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining key employees, directors and consultants for the Company and its subsidiaries. The Plan shall be administered by the board of directors until such time as a committee shall be appointed (the “Administrator”). Options granted under the Plan may either be options qualifying as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not so qualify (“Non-Qualified Options”).

The price per share issuable upon exercise of an option shall be determined by the Administrator at the time of the grant and shall (i) in the case of an ISO, not be less than the fair market value of the shares on the date of grant; (ii) in the case of an ISO granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, be at least 110% of the fair market value of the shares on the date of grant; or (iii) in the case of an NQSO, shall be no less than ninety percent (90%) of the fair market value per share on the date of grant. For the purposes of the Plan, the “fair market value” of the shares shall mean (i) if shares are traded on an exchange or over-the-counter market, the mean between the high and low sales prices of shares on such exchange or over-the-counter market on which such shares are traded on that date, or if such exchange or over-the-counter market is closed or if no shares have traded on such date, on the last preceding date on which such shares have traded or (ii) if shares are not traded on an exchange or over-the-counter market, then the fair market value of the shares shall be the value determined in good faith by the Administrator, in its sole discretion.

The per share purchase price of shares subject to options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

The term of each option and the manner in which it may be exercised is determined by the Administrator, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

We have not issued any options, warrants or other equity or non-equity based incentives nor has any equity award/compensation has been awarded to, earned by, or paid to any of our executive officers, directors or key employees; therefore, we have omitted an Outstanding Equity Awards at Fiscal Year End Table as permitted under Regulation S-K. Further, as a “smaller reporting company” we are providing the scaled disclosures as permitted by Regulation S-K and therefore, have omitted a Grants of Plan Based Award Table, Options Exercised and Stock Vested Table, Pension Benefits Table and Nonqualified Deferred Compensation Table.

Director Compensation

No annual compensation was paid to our directors during 2010, our last fiscal year.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to this Form S-1 filing. Any person desiring a copy of the Code of Business Conduct and Ethics, can obtain one by going to www.sec.gov and looking at the attachments to this Form S-1.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not currently have any independent members on our board of directors.

On August 12, 2010, the Company issued 30,000,000 shares of its common stock to its chief executive officer and founder in exchange for his wholly owned interests in LLFS and LLFI pursuant to a stock purchase agreement.

Jeffrey Bartlett and Thomas Bartlett are Richard Vanderport’s stepsons. Jeffrey Bartlett is an officer of the Company and Thomas Bartlett is an employee of the Company.

Lender to Lender requests Auto Dealers participating in our Recourse Program to install starter interrupter devices on vehicles and requires Auto Dealers participating in our Pooling Program to install starter interrupter devices on vehicles. These products are purchased from On the Road Again Service Contracts LLC. Furthermore, in the event an Auto Dealer elects to apply advances under a Consumer Loan to cover a warranty payment, such warranty must be through a warranty provider approved by On the Road Again. These approved warranty providers provide On the Road Again with a nominal fee per each warranty, if any. On the Road Again is controlled by Richard Vanderport.

As disclosed under the consolidated financial statements, at September 30, 2010, the note receivable-related party at September 30, 2010 of $155,283 is principally due to loans to Easy Credit, Inc., Quality Auto Liquidators of Pontiac, Inc. and On the Road Again Service Contracts, LLC, which were entities owned 100% by Richard Vanderport. The advances are non-interest bearing or provide for nominal interest. As of the date of this prospectus, Easy Credit, Inc. and Quality Auto Liquidators of Pontiac, Inc. are no longer in operations.

The Company has also received loans from its sole officer for working capital. The loans are due upon demand, unsecured and non-interest bearing. The total amount due to the officers was $44,083 as of September 30, 2010. In addition, the Company has received loans from an entity controlled by its sole officer. These amounts are also non-interest bearing, unsecured and due upon demand. The total amount due to the entity was $10,267 as of September 30, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as of the date of this prospectus, held by any person known to the Company to be the beneficial owner of 5% or more of the Company’s outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Unless otherwise noted below, the address for each shareholder is 27322 Twenty Three Mile Road, Suite 5, Chesterfield, Michigan 48051.

	Number of		Percentage of
Name and Address	Shares Owned		Shares Outstanding

Richard Vanderport	30,000,000	(1)	100.0%
Jeffery Bartlett	0	(2)	0.0%
Renee Trout	0	(3)	0.0%

Officers and Directors as a group (3 persons)	30,000,000		100.0%

(1)
Excludes up to 330,050 shares of common stock underlying options and warrants exercisable at $1.00 per share which are held by various family members. Mr. Vanderport disclaims beneficial ownership of such securities. Such options and warrants are exercisable over a five-year period in equal annual installments and will expire in ten years. The initial tranche of options and warrants are exercisable on August 12, 2011.

(2)
Excludes up to 1,100,000 shares of common stock underlying options and warrants exercisable at $1.00 per share. Such options and warrants are exercisable over a period of five years in equal annual installments. The initial tranche of options and warrants are exercisable on August 12, 2011.

(3)
Excludes up to 25,000 shares of common stock underlying options exercisable at $1.00 per share. Such options are exercisable over a period of five years in equal annual installments. The initial tranche of options is exercisable on August 12, 2011.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize us to issue up to One Hundred Five Million (105,000,000) shares of common stock, par value $.0001. At September 30, 2010, we had issued and outstanding 30,125,000 shares of common stock of which, 30,000,000 shares or 99% is owned or controlled by our officers and directors.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share, pro rata, all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to Five Million (5,000,000) shares of preferred stock and to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. There are no shares of preferred stock issued and outstanding as of the date of this prospectus. Issuance of additional shares of preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue shares of preferred stock, we cannot assure you that we will not do so in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of July 31, 2010, there were no stock options or other equity incentive securities issued and outstanding.

Options and Warrants

The Company has adopted and implemented an equity incentive plan (the “Plan”). The purpose of the Plan is to increase employee, consultant and director interest in the Company and to align more closely their interests with the interests of the Company’s shareholders and to enable the Company to attract and retain the services of experienced and highly qualified employees and directors. The Company has reserved an aggregate of 5,000,000 shares of common stock under the Plan. Under the Plan, the Company may grant awards in the form of incentive stock options, non-qualified stock options and other stock awards. As of the date of this memorandum, there are options to acquire an aggregate of 1,060,000 shares of common stock outstanding. On August 12, 2010, the Company issued options to purchase 1,060,000 shares of common stock to five employees of the Company. Such options vest over a period of five years in equal installments. The options, subject to vesting, are exercisable for a period of ten years from the date of grant at $1.00 per share.

In addition, on August 12, 2010 the Company issued warrants to purchase an aggregate of 330,050 shares of common stock to four individuals and consultants. The warrants are exercisable at $1.00 per share and vest over a period of five years in equal installments. The warrants expire ten years from the issuance date.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, located in St. Petersburg, Florida.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this Offering.

During September 2010, the Company accepted an aggregate of $25,000 from 50 investors to subscribe for 125,000 of our common shares at $0.20 per share under a private placement under section 4(2) of the Securities Act of 1933. The Company netted $25,000 in proceeds from the offering. No commissions or finder fees were paid in connection with the offering.

On August 12, 2010, the Company issued options to purchase an aggregate of 1,060,000 shares of common stock to five employees. Such options vest over a period of five years in equal installments. The options, subject to vesting, are exercisable for a period of ten years from date of grant. The options are exercisable at $l.00 per share. In addition, on August 12, 2010, the Company issued warrants to purchase an aggregate of 330,050 shares of common stock to four individuals and consultants. The warrants are exercisable at $1.00 per share and vest over a period of five years in equal installments. The warrants expire ten years from the date of issuance. The initial installments of options and warrants are exercisable commencing August 12, 2011.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. In the event the warrants are exercised, we will receive up to $1,390,050 in proceeds, which will be used for general working capital purposes. No selling shareholders are broker-dealers or affiliates of broker-dealers. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 30,125,000 shares issued and outstanding as of November 30, 2010, including warrants and options exercisable within 60 days of November 30, 2010. Information after the Offering assumes that all securities registered will be sold. Unless otherwise noted below, the address for each shareholder is 27322 Twenty Three Mile Road, Suite 5, Chesterfield, Michigan 48051.

Stockholder and Address	Shares of Common Stock Included in Prospectus	Percentage of Common Stock Before Offering	Beneficial Ownership Before Offering	Beneficial Ownership After the Closing	Percentage of Common Stock Owned After Offering
Section 4(2) Private Placement Investors
Margaret Aggeler 7218 Middle Channel Drive Harsens Island, MI 48028	2,500	*	2,500	0	0
Maria Almada 49764 Thornapple Court Shelby Township, MI 48315	2,500	*	2,500	0	0
Allan Apple 6724 Oyster Cove West Bloomfield, MI 48323	2,500	*	2,500	0	0
John Barberino, Jr. 351 Conestoga Street Windsor, CT 06095	2,500	*	2,500	0	0
Douglas Borr 217 Roaring Brook Drive St Augustine, FL 32084-6559	2,500	*	2,500	0	0
William Bristol, Jr. 51 Sterling Drive Canton, CT 06019	2,500	*	2,500	0	0
Douglas Brown 48463 Declaration Dr. Macomb Township, MI 48044-1921	2,500	*	2,500	0	0
David Chernow Resource 431 Stephenson Highway Troy, MI 48033	2,500	*	2,500	0	0

Gerald Chernow Resource 431 Stephenson Highway Troy, MI 48033	2,500	*	2,500	0	0
Chesterfield Industrial Corporation 27322 Twenty Three Mile Road Suite 3 Chesterfield, MI 48051	2,500	*	2,500	0	0
James Elder III 718 Wilcox Rochester, MI 48307	2,500	*	2,500	0	0
Keith Evola 9886 Springborn Casco, MI 48064	2,500	*	2,500	0	0
Robert Foss Detroit II Autofiance Center, Inc. 25300 Grand River Avenue Redford, MI 48240	2,500	*	2,500	0	0
Garry Gogo 14196 Longneedle Court Shelby Township, MI 48315	2,500	*	2,500	0	0
Nancy Gogo 48496 Tilch Road Macomb Township, MI 48044-1997	2,500	*	2,500	0	0
Wayne and Keli Gogo 8136 Orchardview Washington, MI 48094	2,500	*	2,500	0	0
Sebastian Guzzo 31016 Morgan Drive Warren, MI 48088	2,500	*	2,500	0	0
Brent Havard 5145 Greer Road West Bloomfield, MI 48324	2,500	*	2,500	0	0
Robert and Paulette Havard 7238 Middle Channel Drive Harsens Island, MI 48028	2,500	*	2,500	0	0
Adam Heinrich 7305 Aqua Isle Algonac, MI 48001	2,500	*	2,500	0	0
David Herbert 17900 Clover Hill Drive Macomb Township, MI 48044-2055	2,500	*	2,500	0	0
Brad Horton 26918 Koerber St. Clair Shores, MI 48081	2,500	*	2,500	0	0
Fred Howard 20143 Cumberland Ct. Brownstown, MI 48183	2,500	*	2,500	0	0

Kathy Ianitelli-Deeb 4 Asti Circle Palm Desert, CA 92211	2,500	*	2,500	0	0
Kathy Koch 1457 Ainsley Ypsilanti, MI 48197	2,500	*	2,500	0	0
John Kocis 14846 Sparrow Drive Shelby Township, MI 48315	2,500	*	2,500	0	0
William A.J. Kovacs 3751 NE 31st Avenue Lighthouse Point, FL 33064	2,500	*	2,500	0	0
William Krause 57238 Scenic Hollow Drive Washington, MI 48094	2,500	*	2,500	0	0
A. Joseph Mallette 1720 Macao Court Marco Island, FL 34145	2,500	*	2,500	0	0
Joseph Mattei 54352 Barryfield Macomb Township, MI 48044	2,500	*	2,500	0	0
Michael McCloy 1457 Ainsley Ypsilanti, MI 48197	2,500	*	2,500	0	0
Kenneth Miller 4900 32 Mile Washington, MI 48095	2,500	*	2,500	0	0
Frank Moscone 11782 19 Mile Road Sterling Heights, MI 48313	2,500	*	2,500	0	0
Keith Neely 61797 Romeo Plank Ray, MI 48096	2,500	*	2,500	0	0
James and Christy Petschke 51541 Fairchild Road Chesterfield, MI 48051	2,500	*	2,500	0	0
Steven Petschke 25040 24 Mile Road Chesterfield, MI 48051	2,500	*	2,500	0	0
Peter Piazza 43401 Vinsetta Drive Sterling Heights, MI 48313	2,500	*	2,500	0	0
Dominic Pugliarisi 42624 Elizabeth Place Clinton Township, MI 48038	2,500	*	2,500	0	0
Michael Robosan 40482 Aynesley Clinton Township, MI 48038	2,500	*	2,500	0	0
Kristin Schlichte 22514 Blue Marlin Drive Boca Raton, FL 33428	2,500	*	2,500	0	0

Robert Schultz 6935 Hillview Point Washington Township, MI 48094	2,500	*	2,500	0	0
Kenneth Spitler 17145 Nollar Lane Manchester, MI 48158	2,500	*	2,500	0	0
David P. Tamulevich 43444 Hillcrest Drive Sterling Heights, MI 48313	2,500	*	2,500	0	0
Angelo Tedeso 2316 Oakcrest Road Sterling Heights, MI 48310-4279	2,500	*	2,500	0	0
Lynn Tyll 2265 McKinley Street Ubly, MI 48475	2,500	*	2,500	0	0
Brian VanderBeek 916 Tartan Trail Bloomfield Hills, MI 48304	2,500	*	2,500	0	0
Peter VanderBeek 916 Tartan Trail Bloomfield Hills, MI 48304	2,500	*	2,500	0	0
Bryon Vandermeer 11780 Forest Glen Lane Shelby Township, MI 48315	2,500	*	2,500	0	0
Ralph Weibel 6183 Rickett Drive Washington, MI 48094-2169	2,500	*	2,500	0	0
David Eric Williams 1211 E. U.S. Highway 223 Adrian, MI 49221	2,500	*	2,500	0	0
Warrant and Option Holders
Jeffrey James Bartlett	1,100,000	*	0	0	0
Renee Lynne Trout	25,000	*	0	0	0
Thomas Bartlett	10,050	*	0	0	0
Renee Wolfe	10,000	*	0	0	0
Nancy Bonier	15,000	*	0	0	0
Nanette Davis	100,000	*	0	0	0
Dale Bartlett	100,000	*	0	0	0
Thomas Randazzo	10,000	*	0	0	0
John Barbarino	10,000	*	0	0	0
James Vanderport	10,000	*	0	0	0

* Less than 1%.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders will offer their shares at $0.20 per share until the shares are quoted on the OTCBB and after that at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently included for quotation on the Over the Counter Bulletin Board (“OTCBB”), and there is no public trading market. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.

Holders

As of the date of this prospectus, there were 30,125,000 shares of Common Stock outstanding. As of the date of this prospectus, the approximate number of stockholders of record of the Common Stock of the Company was approximately 51 shareholders.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, as amended, provide to the fullest extent permitted by Florida law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Florida Business Corporation Act provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Quintairos, Prieto, Wood & Boyer, P.A., Fort Lauderdale, Florida.

EXPERTS

The consolidated balance sheet of Lender to Lender Franchise, Inc. from inception through July 31, 2010 and the related consolidated statement of operations, changes in stockholders' deficit, and cash flows from inception (July 15, 2010) to July 31, 2010 appearing in this prospectus and registration statement have been so included in reliance on the Report of Silberstein Ungar, PLLC, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Lender to Lender Financing, LLC for the fiscal years ended December 31, 2008 and December 31, 2009 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 2008 and December 31, 2008 appearing in this prospectus and registration statement have been so included in reliance on the Report of Silberstein Ungar, PLLC, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Lender to Lender Franchise System, LLC for the fiscal years ended December 31, 2008 and December 31, 2009 and the related consolidated statements of operations and member’s equity and cash flows for period from inception (July 2, 2008) through December 31, 2009 and for the years ended December 31, 2008 and 2009 appearing in this prospectus and registration statement have been so included in reliance on the Report of Silberstein Ungar, PLLC, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 or via the Internet at http://www.sec.gov.

LENDER TO LENDER FRANCHISE, INC.

INDEX TO FINANCIAL STATEMENTS

Lender to Lender Franchise, Inc. and Subsidiaries Consolidated Financial Statements as of and for the period ended September 30, 2010 (unaudited)

Lender to Lender Franchise, Inc. Pro Forma Combined Financial Statements as of and for the Period ended September 30, 2010 (unaudited)

Lender to Lender Franchise, Inc. Financial Statements as of and for the Period Ended July 31, 2010 (audited)

Lender to Lender Franchise System, LLC Financial Statements as of and for the Periods Ended December 31, 2009 and 2008 (audited)

Lender to Lender Financing, LLC Financial Statements as of and for the Years Ending December 31, 2009 and 2008 (audited)

Lender to Lender Franchise, Inc. Pro Forma Combined Financial Statements as of and for the Year Ended December 31, 2009 (unaudited)

Lender to Lender Franchise, Inc. Pro Forma Combined Financial Statements as of and for the Year Ended December 31, 2008 (unaudited)

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES

SEPTEMBER 30, 2010

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF SEPTEMBER 30, 2010

September 30, 2010
ASSETS
Current Assets
Cash and equivalents	$201,829
Prepaid expenses	3,224
Deferred tax asset	11,730
Dealer loans receivable – current portion	1,057,520
Note receivable – related party – current portion	41,258
Total Current Assets	1,315,561

Property and equipment, net	92,476

Other Assets
Dealer loans receivable, net	497,656
Note receivable – related party	114,025
Total Other Assets	611,681

TOTAL ASSETS	$2,019,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable	$33,369
Accrued expenses	17,088
Notes payable – related parties	54,350
Line of credit	1,702,383
Total Liabilities	1,807,190

Stockholders’ Equity
Common Stock, $.0001 par value, 100,000,000 shares authorized, 30,125,000 shares issued and outstanding	3,013
Preferred Stock, no par value, 5,000,000 shares authorized, -0- shares issued and outstanding	0
Additional paid-in capital	227,912
Stock options and warrants	4,373
Accumulated Deficit	(22,770)
Total Stockholders’ Equity	212,528

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,019,718

See accompanying notes to the consolidated financial statements.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE PERIOD FROM JULY 15, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

REVENUES
Interest and fee collections	$117,676
Dealer administrative fees	7,041
TOTAL NET REVENUES	124,717

EXPENSES
Salaries and wages	61,349
Professional fees	52,452
Stock-based compensation	4,373
General and administrative expenses	28,306
TOTAL EXPENSES	146,480

LOSS FROM OPERATIONS	(21,763)

OTHER INCOME (EXPENSE)
Rental income	500
Interest expense	(13,237)
TOTAL OTHER INCOME (EXPENSE)	(12,737)

LOSS BEFORE BENEFIT FOR INCOME TAXES	(34,500)

BENEFIT FOR INCOME TAXES	(11,730)

NET LOSS	$(22,770)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	19,232,372

See accompanying notes to the consolidated financial statements.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
PERIOD FROM JULY 15, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

	Common Stock		Additional paid-in	Stock options and	Deficit accumulated during the development
	Shares	Amount	capital	warrants	Stage	Total

Inception, July 15, 2010	0	$0	$0	$0	$0	$0

Issuance of founder shares for business interests @ $0.0001 (par value)	30,000,000	3,000	202,925	-	-	205,925

Issuance of shares for cash in private placement	125,000	13	24,987	-	-	25,000

Issuance of warrants and options	-	-	-	4,373	-	4,373

Net loss for the period ended September 30, 2010	-	-	-	-	(22,770)	(22,770)

Balance, September 30, 2010	30,125,000	$3,013	$227,912	$4,373	$(22,770)	$212,528

See accompanying notes to the consolidated financial statements.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
PERIOD FROM JULY 15, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(22,770)
Change in non-cash working capital items
Depreciation	7,454
Stock-based compensation	4,373
Changes in assets and liabilities:
(Increase) in prepaid expenses	118
(Increase) in deferred tax asset	(11,730)
Increase (decrease) in accounts payable	(28,305)
Increase in accounts payable – related party	44,084
Increase in accrued expenses	11,023
CASH FLOWS USED BY OPERATING ACTIVITIES	4,247

CASH FLOWS FROM INVESTING ACTIVITIES
Advances on dealer loans	(45,210)
Payments received on dealer loans	246,938
Payments received on notes receivable – related party	28,862
Cash acquired in acquisition of subsidiaries	106,992
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	337,582

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	25,000
Payments on line of credit	(165,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	(140,000)

NET INCREASE IN CASH	201,829

Cash, beginning of period	0
Cash, end of period	$201,829

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$9,021
Income taxes paid	$0

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Shares issued for acquisition of subsidiaries	$205,925

See accompanying notes to the consolidated financial statements.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Lender to Lender Franchise, Inc. (“Lender”) was incorporated in Florida on July 15, 2010. The articles of incorporation were amended on July 31, 2010.  The company acquired two entities Lender to Lender Franchise System, Inc. and Lender to Lender Financing, Inc. on August 12, 2010.  They primarily provide auto loans to consumers through a network of automobile dealers (“dealers”) and they sell and provide services to franchises that provide auto loans to consumers through a network of dealers.

Basis of Presentation
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Form S-1 filed with the SEC as of and for the period ended July 31, 2010.  In the opinion of management, all adjustments necessary for the financial statements to be not misleading for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Principles of Combination
The accompanying combined financial statements include the accounts of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc.  All significant inter-company transactions and balances have been eliminated in preparation of the combined financial statements.

Cash and Cash Equivalents
Lender considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At September 30, 2010, the Company had $201,829 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable, accounts payable – related party, and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As of September 30, 2010 there are 330,550 stock warrants and 1,060,000 stock options that have been issued.

Advertising and Promotional Costs
Advertising and promotional costs are expensed as incurred.  Advertising and promotional expenses were $1,924 for the period ended September 30, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  The Company has adopted an Equity Incentive Plan and issued 1,060,000 common stock options as of September 30, 2010.  The Company has issued warrants to purchase up to 330,050 shares of common stock.  See Note 10.

Recent Accounting Pronouncements
Lender does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of September 30, 2010:

Prepaid insurance	$316
Prepaid Michigan business tax	2,908
Total Prepaid expenses	$3 ,224

NOTE 3 – PROPERTY AND EQUIPMENT

The Company owned property and equipment, recorded at cost, which consisted of the following at September 30, 2010:

Computer equipment	$25,585
Automobiles	103,992
Furniture and fixtures	1,700
Software	4,189
Machinery and equipment	3,732
Office equipment	2,380
Subtotal	141,578
Less: Accumulated depreciation	(49,102)
Property and equipment, net	$92,476

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets.  The depreciation expense was $7,454 for the period ended September 30, 2010.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 4 – DEALER LOANS

The Company has entered into multiple servicing agreements with dealers, where the Company advances the dealer a percentage of the face amount of the loan the dealer makes to its customers and takes assignment of the underlying loan as collateral.  The percentage of the face amount that is advanced is computed by the Company’s proprietary web based software on a customer by customer basis.  The Company charges a 20% service fee on each payment collected from the customer; the remaining payment in excess of the service fee is applied to the loan’s outstanding principal balance.  In the event that collections on a loan exceed the original loan advance, the Company retains its service fee and the excess balance is due back to the dealer.  The dealers guarantee the collection of the loan advances.  Collections in excess of the advances on one loan may be offset against unpaid advances within that dealer’s loan pool.

The Company follows an approach similar to ASC Topic 310 in determining its allowance for credit losses. The allowance is maintained at an amount that reduces the net asset value (dealer loan balance less the allowance) to the discounted value of future cash flows.  The allowance for credit losses is comprised of estimated future collections on the loans to consumers, less any estimated dealer holdback payments.  In estimating future collections and dealer holdback payments for each nonaffiliated dealer, the Company considers a dealer’s actual collection and loss data on a static pool basis and also considers the Company’s historical loss and collection experience.  The Company’s collection forecast for each dealer is updated monthly and considers the most recent static pool data available for each dealer.

Cash flows from any individual dealer loan are often different than estimated cash flows and dealer loan inception.  If such a difference is favorable, the difference is recognized into income over the life of the dealer loan through a yield adjustment.  If such a difference is unfavorable, a provision for credit losses is recorded as a current period expense and a corresponding allowance for credit loss is established.  Because differences between estimated cash flows at inceptions and actual cash flows can occur often, an allowance is required for a significant portion of the Company’s dealer loan portfolio.  Allowance for credit loss does not necessarily indicate that a dealer loan is unprofitable, and in recent years very seldom are cash flows from a dealer loan portfolio insufficient to repay the initial amounts advance to the dealer.  If a positive revision occurs to the estimated cash flows for a dealer loan pool that has an allowance for credit loss recorded, the allowance is reversed up to the lesser of the amount of the positive revision or allowance.

The following is the detail of the dealer loans receivable as of September 30, 2010:

Gross dealer loans receivable	$1,628,344
Less: Unearned fees	(47,800)
Less: Allowance for credit losses	(25,368)
Dealer loans receivable, net	$1,555,176

NOTE 5 – NOTES RECEIVABLE – RELATED PARTY

As of September 30, 2010, the Companies were due $155,283 from an employee and various related entities.  The employee note is secured with a term of 30 months at 1% interest.  The remaining notes are classified as long-term on the consolidated balance sheet, as management does not anticipate repayment within one year.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consisted of the following as of September 30, 2010:

Accrued sales tax	$6,711
Accrued payroll	6,161
Accrued interest	4,216
Total Accrued expenses	$17,088

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 7 – NOTES PAYABLE – RELATED PARTIES

Lender has received loans from an officer or the Company to be used for working capital. The loans are due upon demand, unsecured and non-interest bearing. The total amount due to the officer was $44,083 as of September 30, 2010.

The Company also has received loans from an entity under common control.  These amounts are also non-interest bearing, unsecured and due upon demand.  The total amount due to the entity under common control was $10,267 as of September 30, 2010.

NOTE 8 – LINE OF CREDIT

At September 30, 2010, the Company had a note payable in the amount of $1,702,383.  The note requires monthly payments of $100,000 plus interest.  The note bears interest at the thirty-day LIBOR plus 5.5%, is secured by cash held at the bank, accounts receivable, life insurance and is personally guaranteed by an officer of the Company.  The note is subject to various financial covenants.

NOTE 9 – STOCKHOLDER’S EQUITY

The Company has 100,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of no par value preferred stock authorized.

During the period ended September 30, 2010 the Company issued 30,000,000 shares of common stock to its founder in exchange for 100% interest in Lender to Lender Financing, Inc. and Lender to Lender Franchise Systems, Inc.  The shares were valued $205,925, which was the equity of the acquired companies as of August 12, 2010.

The Company also sold shares of common stock through a private placement during the period ended September 30, 2010.  Lender sold 125,000 shares of common stock at $0.20 per share for total cash proceeds of $25,000.

As of September 30, 2010, Lender has 30,125,000 shares of common stock issued and outstanding.

NOTE 10 – STOCK OPTIONS AND WARRANTS

The Company issued 330,050 stock warrants and 1,060,000 stock options on August 12, 2010 as part of their Equity Incentive Plan. The Company has accounted for these warrants and options as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, will be classified in stockholders’ equity as they meet the definition of “…indexed to the issuer’s stock” in EITF 01-06 (ASC 815-40) The Meaning of Indexed to a Company’s Own Stock. The Company has estimated the fair value of the warrants issued at $20,765 and the options issued at $66,690, as of the grant dates using the Black-Scholes option pricing model.

The stock price at the grant date was determined using the most recent private placement value since the company’s stock is not currently trading. The volatility was determined by using an average volatility from four similar companies who have issued stock options recently. The risk free rate equals the rate currently available on zero-coupon U.S. government issues with a term equal to the expected life of the options and warrants.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 10 – STOCK OPTIONS AND WARRANTS (CONTINUED)

Key assumptions used by the Company are summarized as follows:

	Stock warrants	Stock options
Stock price at grant date	$0.20	$0.20
Exercise price	$1.00	$1.00
Expected volatility	78%	78%
Expected dividend yield	0.00%	0.00%
Risk-free rate	1.48%	1.48%
Expected term (in years)	5.0	5.0

The Company will record the expense quarterly over the next five year as the options and warrants vest equally over a five year period.  The amount to be recorded each quarter will be approximately $4,373.  The total amount recorded as stock –based compensation for the period ended September 30, 2010 was $4,373.

NOTE 11 – INCOME TAXES

As of September 30, 2010, the Company had a net operating loss of approximately $34,500 before the benefit for income taxes that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax for the period ended September 30, 2010 consists of the following:

Federal income tax attributable to:
Current Operations	$(11,730)
Less: valuation allowance	0
Net benefit for Federal income taxes	$(11,730)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount as of September 30, 2010 is as follows:

Deferred tax asset attributable to:
Net operating loss carryover	$11,730
Less: valuation allowance	0
Net deferred tax asset	$11,730

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $34,500 before the benefit for income taxes for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 12 – LEASE COMMITMENT

During the period ended September 30, 2010, the Company incurred rent expense of $2,600 for their office.  The lease agreement requires monthly payments of $2,600 and expires June 30, 2012.  Future minimum payments under the non-cancelable lease agreement total $54,600 for the period ending June 30, 2012.

LENDER TO LENDER FRANCHISE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 13– SUBLEASE

During the period ended September 30, 2010, the Company sublet a portion of their office to an unrelated third party.  The lease is month-to-month with monthly payments of $500.  Rental income totaled $500 for the period ended September 30, 2010.

NOTE 14 – LIQUIDITY AND GOING CONCERN

Lender has negative working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Lender to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 15 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 17, 2010 and has determined it does not have any material subsequent events to disclose beyond the events described above.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On August 12, 2010, Lender to Lender Franchise, Inc. completed its acquisition of Lender to Lender Franchise System, Inc. (“LLFS”) and Lender to Lender Financing, Inc. (“LLFI”).  For accounting purposes, this business combination has been treated as a stock acquisition with Lender to Lender Franchise, Inc. as the acquirer.  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

•
The Unaudited Pro Forma Combined Balance Sheet as of September, 2010 combines the historical balance sheets of the companies as of September 30, 2010, giving effect to the acquisitions as if they had occurred on January 1, 2010.

•
The Unaudited Pro Forma Combined Income Statements for the period from July 15, 2010 (Inception) to September 30, 2010 and for the nine months ended September 30, 2010 combines the historical income statements of the companies for the indicated periods, giving effect to the acquisitions as if they had occurred on January 1, 2010.

LENDER TO LENDER FRANCHISE, INC.

SEPTEMBER 30, 2010

Pro Forma Combined Balance Sheets as of September, 2010 (unaudited)	2

Pro Forma Combined Statements of Operations for the period from July 15, 2010 (Inception) to September 30, 2010 and for the nine months ended September 30, 2010 (unaudited)	3

Notes to the Pro Forma Adjustments	4

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2010

	Lender to Lender Franchise, Inc. (September 30, 2010)	Lender to Lender Financing, Inc. (September 30, 2010)	Lender to Lender Franchise System, Inc. (September 30, 2010)	Eliminations		Total
ASSETS
Current Assets
Cash and cash equivalents	$61,478	$132,376	$7,975			$201,829
Prepaid expenses and taxes	0	3,224	0			3,224
Investment in Subsidiaries	125,576	0	0			125,576
Total Current Assets	187,054	135,600	7,975			330,629

Property and Equipment, Net	0	91,756	720			92,476

Other Assets
Dealer Loans	0	1,555,176	0			1,555,176
Note receivable – related party	0	240,339	0	(85,144	)a	155,195
Total Other Assets	0	1,795,515	0			1,710,371

TOTAL ASSETS	$187,054	$2,022,871	$8,695			$2,133,476

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$10,792	$18,577	$0			$29,369
Accrued expenses and taxes	4,000	17,088	0			21,088
Notes payable – related party	44,083	0	95,411	(85,144	)a	54,350
Notes payable – current portion	0	1,702,383	0			1,702,383
Total Current Liabilities	58,875	1,738,048	95,411			1,807,190

STOCKHOLDER’S EQUITY (DEFICIT)
Common stock	3,013	0	0			3,013
Additional paid in capital	147,563	0	0	183,189	b	330,752
				(264,613	)c
Retained earnings and Member’s equity	(22,397)	284,823	(86,716)	81,424	c	(7,479)
Total Stockholder’s Equity (Deficit)	128,179	284,823	(86,716)			326,286

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$187,054	$2,022,871	$8,695			$2,133,476

2

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)
FOR THE PERIOD FROM JULY 15, 2010 (INCEPTION) TO SEPTEMBER 30, 2010
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

	Lender to Lender Franchise, Inc. (Inception to September 30, 2010)	Lender to Lender Financing, Inc. (Nine months ended September 30, 2010)	Lender to Lender Franchise System, Inc. (Nine months ended September 30, 2010)	Totals

GROSS REVENUES	$0	$1,074,164	$0	$1,074,164
COST OF GOODS SOLD	0	90	0	90
GROSS PROFIT	0	1,074,074	0	1,074,074

OPERATING EXPENSES	22,397	934,715	4,052	961,164
INCOME (LOSS) FROM OPERATIONS	(22,397)	139,359	(4,052)	112,910

OTHER INCOME (EXPENSE)	0	4,500	(1,240)	3,260

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(22,397)	143,859	(5,292)	116,170

PROVISION FOR INCOME TAXES	0	(11,885)	0	(11,885)

NET PROFIT (LOSS)	$(22,397)	$131,974	$(5,292)	$104,285

3

LENDER TO LENDER FRANCHISE, INC.
NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)
SEPTEMBER 30, 2010

(a) Elimination of intercompany notes receivable and payable

(b) Issuance of 30,000,000 shares of $.0001 par value common stock of Lender to Lender Franchise, Inc. in exchange for 100% ownership of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc as of January 1, 2010.

(c) Elimination of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc. shareholder’s and member’s equity (deficit) in exchange for shares of Lender to Lender Franchise, Inc as of January 1, 2010.

4

LENDER TO LENDER FRANCHISE, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

JULY 31, 2010

LENDER TO LENDER FRANCHISE, INC.

(A DEVELOPMENT STAGE COMPANY)

JULY 31, 2010

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Lender to Lender Franchise, Inc.
Chesterfield Township, MI

We have audited the accompanying balance sheet of Lender to Lender Franchise, Inc., as of July 31, 2010, and the related statements of operations, stockholder’s deficit, and cash flows for the period July 15, 2010 (date of inception) to July 31, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lender to Lender Franchise, Inc., as of July 31, 2010 and the results of their operations and cash flows for the period from July 15, 2010 (date of inception) to July 31, 2010, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Lender to Lender Franchise, Inc. will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company has incurred losses from operations, has negative working capital and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 6. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
August 31, 2010

F-1

LENDER TO LENDER FRANCHISE, INC.
 (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF JULY 31, 2010

July 31, 2010
ASSETS
Current Assets
Cash and equivalents	$0
Prepaid expenses	6,262
Stock subscription receivable	3,000

TOTAL ASSETS	$9,262

LIABILITIES AND STOCKHOLDER’S DEFICIT
Liabilities
Current Liabilities
Accrued expenses	$4,000
Loan payable - related party	7,570
Total Liabilities	11,570

Stockholder’s Deficit
Common Stock, $.0001 par value, 100,000,000 shares authorized, 30,000,000 shares issued and outstanding	3,000
Preferred Stock, no par value, 5,000,000 shares authorized, -0- shares issued and outstanding	0
Additional paid-in capital	0
Deficit accumulated during the development stage	(5,308)
Total Stockholder’s Deficit	(2,308)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$9,262

See accompanying notes to financial statements.

F-2

LENDER TO LENDER FRANCHISE, INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
PERIOD FROM JULY 15, 2010 (INCEPTION) TO JULY 31, 2010

Period from July 15, 2010 (Inception) to July 31, 2010

REVENUES	$0

EXPENSES
Incorporation costs	70
Professional fees	5,238
TOTAL EXPENSES	5,308

LOSS FROM OPERATIONS	(5,308)

PROVISION FOR INCOME TAXES	0

NET LOSS	$(5,308)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	30,000,000

See accompanying notes to financial statements.

F-3

LENDER TO LENDER FRANCHISE, INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER’S DEFICIT
PERIOD FROM JULY 15, 2010 (INCEPTION) TO JULY 31, 2010

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Inception, July 15, 2010	0	$0	$0	$0	$0

Issuance of founder shares for cash @ $0.0001 (par value)	30,000,000	3,000	-	-	3,000

Net loss for the period ended July 31, 2010	-	-	-	(5,308)	(5,308)

Balance, July 31, 2010	30,000,000	$3,000	$0	$(5,308)	$(2,308)

See accompanying notes to financial statements.

F-4

LENDER TO LENDER FRANCHISE, INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
PERIOD FROM JULY 15, 2010 (INCEPTION) TO JULY 31, 2010

Period from July 15, 2010 (Inception) to July 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(5,308)
Change in non-cash working capital items
Changes in assets and liabilities:
(Increase) in prepaid expenses	(6,262)
Increase in accrued expenses	4,000
CASH FLOWS USED BY OPERATING ACTIVITIES	(7,570)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan received from related party	7,570
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,570

NET INCREASE (DECREASE) IN CASH	0

Cash, beginning of period	0
Cash, end of period	$0

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Shares issued for subscription receivable	$3,000

See accompanying notes to financial statements.

F-5

LENDER TO LENDER FRANCHISE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Lender to Lender Franchise, Inc. (“Lender”) is a development stage company and was incorporated in Florida on July 15, 2010. The articles of incorporation were amended on July 31, 2010.  The company intends to acquire two entities currently controlled by its sole shareholder that primarily provide auto loans to consumers through a network of automobile dealers and that sell and provide services to franchises that provide auto loans to consumers through a network of dealers.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Lender considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At July 31, 2010, the Company had $0 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, stock subscriptions receivable, accrued expenses and loans payable to a related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

F-6

LENDER TO LENDER FRANCHISE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of July 31, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  To date, the Company has not adopted a stock option plan and has not granted any stock options. As of July 31, 2010, the Company has not issued any stock-based payments to its employees.

Recent Accounting Pronouncements
Lender does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses consisted of the balance of a retainer paid for legal services during the period ended July 31, 2010.

NOTE 2 – ACCRUED EXPENSES

Accrued expenses at July 31, 2010 consisted of amounts owed to the Company’s outside independent auditors.

NOTE 3 – LOAN PAYABLE – RELATED PARTY

The Company has received a loan from a related party to be used for working capital.  The loans are due upon demand, non-interest bearing, and unsecured. The balance due on the loan was $7,570 as of July 31, 2010.

F-7

LENDER TO LENDER FRANCHISE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2010

NOTE 4 – STOCKHOLDER’S EQUITY

The Company has 100,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of no par value preferred stock authorized.

During the period ended July 31, 2010 the Company issued 30,000,000 shares of common stock to its founder at $0.0001 per share for a subscription receivable of $3,000.  The funds were collected in August 2010.

As of July 31, 2010, Lender has 30,000,000 shares of common stock issued and outstanding.

NOTE 5 – INCOME TAXES

As of July 31, 2010, the Company had net operating loss carry forwards of approximately $5,308 that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

July 31, 2010
Refundable Federal income tax attributable to:
Current Operations	$1,802
Less: valuation allowance	(1,802)
Net provision for Federal income taxes	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

July 31, 2010
Deferred tax asset attributable to:
Net operating loss carryover	$1,802
Less: valuation allowance	(1,802)
Net deferred tax asset	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $5,308 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

F-8

LENDER TO LENDER FRANCHISE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2010

NOTE 6 – LIQUIDITY AND GOING CONCERN

Lender has negative working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Lender to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Lender neither owns nor leases any real or personal property. A related party has provided office services without charge.  There is no obligation for this arrangement to continue.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 8 – SUBSEQUENT EVENTS

On August 12, 2010, the Company acquired 100% of Lender to Lender Finance, Inc. and 100% of Lender to Lender Franchise Systems, Inc. in exchange for 30,000,000 shares of common stock.

Additionally, on August 12, 2010, the Company adopted the 2010 Equity Incentive Plan which created a stock option plan for employees.  The Equity Incentive Plan grants 330,050 warrants of the company’s common stock that will vest in equal installments over five years with an exercise price of $1.00 per share.

Additionally, the Equity Incentive Plan grants 1,060,000 stock options with an exercise price of $1.00 to various employees.

Management has evaluated subsequent events through August 31, 2010 and has determined it does not have any material subsequent events to disclose beyond the events described above.

F-9

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On August 12, 2010, Lender to Lender Franchise, Inc. completed its acquisition of Lender to Lender Franchise System, LLC (“LLFS”) and Lender to Lender Financing, LLC (“LLFI”).  For accounting purposes, this business combination has been treated as a stock acquisition with Lender to Lender Franchise, Inc. as the acquirer.  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

•
The Unaudited Pro Forma Combined Balance Sheet as of July 31, 2010 combines the historical balance sheets of the companies as of July 31, 2010 and June 30, 2010, giving effect to the acquisitions/mergers as if they had occurred on January 1, 2010.

•
The Unaudited Pro Forma Combined Income Statements for the period from July 15, 2010 (Inception) to July 31, 2010 and for the six months ended June 30, 2010 combines the historical income statements of the companies for the indicated periods, giving effect to the acquisitions/mergers as if they had occurred on January 1, 2010.

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)

DECEMBER 31, 2009 and 2008

Auditor’s Report Letter	F - 1

Balance Sheets as of December 31, 2009 and 2008	F - 2

Statements of Operations and Member’s Equity (Deficit) for the periods ended December 31, 2009 and 2008 and for the period from July 2, 2008 (inception) to December 31, 2009	F - 3

Statements of Cash Flows for the periods ended December 31, 2009 and 2008 and for the period from July 2, 2008 (inception) to December 31, 2009	F - 4

Notes to Financial Statements	F - 5 – F - 6

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

To the Board of Directors
Lender to Lender Franchise System, L.L.C.

We have audited the accompanying balance sheets of Lender to Lender Franchise System, L.L.C. as of December 31, 2009 and 2008, and the related statements of operations and member’s equity (deficit) and cash flows for the periods then ended and for the period from July 2, 2008 (date of inception) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Lender to Lender Franchise System, L.L.C., as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the periods then ended and for the period from July 2, 2008 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
December 14, 2010

F-1

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and equivalents	$10,007	$10,002

Property and equipment, net	763	848

TOTAL ASSETS	$10,770	$10,850

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Liabilities
Current Liabilities
Notes payable – related party	$90,993	$0
Accrued interest – related party	1,201	0
Total current liabilities	92,194	0

Member’s equity (deficit)	(81,424)	10,850

TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$10,770	$10,850

See accompanying notes to the financial statements.

F-2

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS AND MEMBER’S EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
FOR THE PERIOD FROM JULY 2, 2008 (INCEPTION) TO DECEMBER 31, 2009

			From July 2, 2008
			(Inception)
	December 31,	December 31,	December 31,
	2009	2008	2009
GROSS REVENUES	$0	$0	$0

OPERATING EXPENSES	18,859	61,361	80,230

INCOME FROM OPERATIONS	18,869	(61,361)	(80,230)

OTHER INCOME (EXPENSE)	(1,196)	2	(1,194)

NET LOSS	(20,065)	(61,359)	(81,424)

MEMBER’S EQUITY (DEFICIT) - BEGINNING OF PERIOD	10,850	0	0

CONTRIBUTIONS BY MEMBER	0	72,209	72,209

DISTRIBUTIONS TO MEMBER	(72,209)	0	(72,209)

MEMBER’S EQUITY (DEFICIT) - END OF PERIOD	$(81,424)	$10,850	$(81,424)

See accompanying notes to the financial statements.

F-3

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
FOR THE PERIOD FROM JULY 2, 2008 (INCEPTION) TO DECEMBER 31, 2009

			From July 2, 2008
			(Inception)
	December 31,	December 31,	December 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(20,065)	$(61,359)	$(81,424)
Change in non-cash working capital items
Depreciation	85	0	85
Change in assets and liabilities
Increase in accrued interest – related party	1,201	0	1,201
CASH FLOWS USED BY OPERATING ACTIVITIES	(18,779)	(61,359)	(80,138)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for office equipment	0	(848)	(848)
CASH FLOWS USED IN INVESTING ACTIVITIES	0	(848)	(848)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans received from related party	90,993	0	90,993
Contributions by member	0	72,209	72,209
Distributions to member	(72,209)	0	(72,209)
NET CASH PROVIDED BY FINANCING ACTIVITIES	18,784	72,209	90,993

NET INCREASE IN CASH	5	10,002	10,007

Cash, beginning of period	10,002	0	0
Cash, end of period	$10,007	$10,002	$10,007

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0
Income taxes paid	$0	$0

See accompanying notes to the financial statements.

F-4

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Lender to Lender Franchise System, L.L.C. (“Lender” and the “Company”) was organized in Michigan on July 2, 2008 to offer franchise businesses throughout the United States of America. The franchises will provide financial services to automobile dealerships that will assist the dealerships in providing automobile loans to persons that may not otherwise qualify for auto loans.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Development Stage Company
The Company’s planned principle operations have commenced, but there have not been revenues from operations as of December 31, 2009.  Current operations have been devoted to obtaining franchisees, advertising, developing markets and administrative functions.  The Company is therefore considered a development stage company under generally accepted accounting principles.  Accordingly, cumulative amounts from the Company’s inception through December 31, 2009, are shown on the statements of operations and cash flows.

Cash and Cash Equivalents
Lender considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At December 31, 2009 and 2008, respectively, the Company had $10,007 and $10,002 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, notes payable – related party, and accrued interest – related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
The Company is not a tax paying entity for Federal income tax purposes and its income, losses, and tax credits are reported by its member on his individual income tax return.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Advertising and Promotional Costs
Advertising and promotional costs are expensed as incurred.  Advertising and promotional expenses were $7,279 for the year ended December 31, 2009.

Revenue Recognition
Royalty fees and advertising fees will be a percentage of franchisees monthly gross receipts, as defined in the franchise agreement. In accordance with ASC 952-605-25, the Company will not recognize income from sales of franchises until after all material services or conditions relating to the sale have been substantially performed or satisfied by the Company, substantially all of the initial services of the Company required by the franchise agreement have been performed, and no other material conditions or obligations relating to the determination of substantial performance exist.  After both parties sign the contract, the fee is non-refundable.  At December 31, 2009, the Company had 0 franchises in operation.

F-5

LENDER TO LENDER FRANCHISE SYSTEM, L.L.C.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements
Lender does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PROPERTY AND EQUIPMENT

The Company owned property and equipment, recorded at cost, which consisted of the following at December 31, 2009 and 2008:

	2009	2008
Office furniture	$848	$848
Less: Accumulated depreciation	(85)	0
Property and equipment, net	$763	$848

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets.  The depreciation expense was $85 for the year ended December 31, 2009.

NOTE 3 – NOTES PAYABLE – RELATED PARTIES

Lender has received loans from an officer of the Company to be used for working capital. The loans are due upon demand, unsecured and bear interest at the mid-term applicable federal rate (2.64% at December 31, 2009). The total amount due to the officer was $90,993 as of December 31, 2009. Accrued interest payable as of December 31, 2009 was $1,201.

NOTE 4 – OTHER INCOME (EXPENSE)

Other income (expense) was comprised of the following:

	2009	2008
Interest income	$5	$2
Interest expense-related party	(1,201)	0
Total other income (expense)	$(1,196)	$2

NOTE 5 – SUBSEQUENT EVENTS

On August 12, 2010, 100% of the outstanding member interest was acquired by Lender to Lender Franchise, Inc., a related party due to common ownership.

Management has evaluated subsequent events through December 14, 2010 and has determined it does not have any material subsequent events to disclose beyond the events described above.

F-6

LENDER TO LENDER FINANCING, L.L.C.

FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

LENDER TO LENDER FINANCING, L.L.C.

DECEMBER 31, 2009 and 2008

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lender to Lender Financing, L.L.C.
27322 23 Mile Rd., Suite 5
Chesterfield Township, MI  48051

We have audited the accompanying balance sheets of Lender to Lender Financing, L.L.C., as of December 31, 2009 and 2008, and the related statements of operations, member’s equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lender to Lender Financing, L.L.C. as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
December 14, 2010

F-1

LENDER TO LENDER FINANCING, L.L.C.
BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and equivalents	$179,214	$155,036
Prepaid expenses	12,490	0
Dealer loans receivable – current portion	1,090,534	487,455
Note receivable – related party – current portion	445,092	802,644
Total Current Assets	1,727,330	1,445,135

Property and equipment, net	99,290	8,351

Other Assets
Dealer loans receivable, net	1,207,233	2,297,767
Note receivable – related party	226,782	524,331
Total Other Assets	1,434,015	2,822,098

TOTAL ASSETS	$3,260,635	$4,275,584

LIABILITIES AND MEMBER’S EQUITY
Liabilities
Current Liabilities
Accounts payable	$108,037	$107,760
Accrued expenses	15,830	26,919
Line of credit	2,967,383	4,138,383
Total Liabilities	3,091,250	4,273,062

Member’s Equity	169,385	2,522

TOTAL LIABILITIES AND MEMBER’S EQUITY	$3,260,635	$4,275,584

See accompanying notes to the financial statements.

F-2

LENDER TO LENDER FINANCING, L.L.C.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
GROSS REVENUES	$1,161,885	$481,560
COST OF GOODS SOLD	9,234	215,664
GROSS PROFIT	1,152,651	265,896

OPERATING EXPENSES	900,573	1,125,905

INCOME FROM OPERATIONS	252,078	(860,009)

OTHER INCOME	6,000	0

INCOME BEFORE INCOME TAX BENEFIT	258,078	(860,009)

STATE INCOME TAX BENEFIT	4,013	0

NET INCOME	$262,091	$(860,009)

See accompanying notes to the financial statements.

F-3

LENDER TO LENDER FINANCING, L.L.C.
STATEMENT OF MEMBER’S EQUITY
AS OFDECEMBER 31, 2009

Balance, January 1, 2008	$1,173,972

Less: Distributions to member	(311,441)

Net loss for the year ended December 31, 2008	(860,009)

Balance, December 31, 2008	2,522

Less: Distributions to member	(95,228)

Net income for the year ended December 31, 2009	262,091

Balance, December 31, 2009	$169,385

See accompanying notes to the financial statements.

F-4

LENDER TO LENDER FINANCING, L.L.C.
STATEMENTS OF CASH FLOWS
YEARSENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period	$262,091	$(860,009)
Change in non-cash working capital items
Depreciation	675	10,261
Changes in assets and liabilities:
(Increase) decrease in prepaid expenses	(12,490)	20,986
Increase in accounts payable	277	100,796
Increase (decrease) in accrued expenses	(11,089)	16,085
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	239,464	(711,881)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances on dealer loans	(2,036,445)	(3,114,675)
Payments received on dealer loans	2,523,901	1,554,820
Advances on notes receivable-related party	(480,336)	(934,143)
Payments received on notes receivable-related party	1,135,436	1,290,808
Purchase of property and equipment	(91,614)	(7,341)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,050,942	(1,210,531)

CASH FLOWS FROM FINANCING ACTIVITIES
Member draws	(95,228)	(311,441)
Capital Contributions		0
Proceeds from line of credit	0	2,312,895
Payments on line of credit	(1,171,000)	0
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,266,228)	2,001,454

NET INCREASE IN CASH	24,178	79,042

Cash, beginning of period	155,036	75,994
Cash, end of period	$179,214	$155,036

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$178,320	$197,186
Income taxes paid	$0	$0

See accompanying notes to the financial statements.

F-5

LENDER TO LENDER FINANCING, L.L.C.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Lender to Lender Financing, LLC “the Company” or “Lender” provides auto financing to consumers. These financing arrangements are offered to a non-affiliated network of dealerships, which allows consumers, regardless of their credit history, to purchase a vehicle from the dealership and finance the vehicle through the Company. These financing arrangements are referred to as “dealer loans”. The Company’s primary market is Michigan.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Lender considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At December 31, 2009 and 2008, the Company had $179,214 and $155,036 of cash, respectively.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
A provision for federal income taxes has not been included in the financial statements since income or loss of the Company is required to be reported by the member on its income tax return.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Advertising and Promotional Costs
Advertising and promotional costs are expensed as incurred.  Advertising and promotional expenses were $10,971 and $29,713 for the years ended December 31, 2009 and 2008, respectively.

Recent Accounting Pronouncements
Lender does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Prepaid insurance	$197	$0
Prepaid Michigan business tax	12,293	0
Total Prepaid expenses	$12,490	$0

F-6

LENDER TO LENDER FINANCING, L.L.C.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 3 – PROPERTY AND EQUIPMENT

The Company owned property and equipment, recorded at cost, which consisted of the following at December 31, 2009 and 2008:

	2009	2008
Computer equipment	$26,248	$26,248
Automobiles	91,614	0
Furniture and fixtures	1,700	1,700
Software	4,189	4,189
Machinery and equipment	7,311	7,311
Office equipment	5,944	5,944
Subtotal	137,006	45,392
Less: Accumulated depreciation	(37,716)	(37,041)
Property and equipment, net	$99,290	$8,351

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets.  The depreciation expense was $675 and $10,261 for the years ended December 31, 2009 and 2008.

NOTE 4 – DEALER LOANS

The Company has entered into multiple servicing agreements with dealers, where the Company advances the dealer a percentage of the face amount of the loan the dealer makes to its customers and takes assignment of the underlying loan as collateral.  The percentage of the face amount that is advanced is computed by the Company’s proprietary web based software on a customer by customer basis.  The Company charges a 20% service fee on each payment collected from the customer; the remaining payment in excess of the service fee is applied to the loan’s outstanding principal balance.  In the event that collections on a loan exceed the original loan advance, the Company retains its service fee and the excess balance is due back to the dealer.  The dealers guarantee the collection of the loan advances.  Collections in excess of the advances on one loan may be offset against unpaid advances within that dealer’s loan pool.

The Company follows an approach similar to ASC Topic 310 in determining itsallowance for credit losses. The allowance is maintained at an amount that reduces the net asset value (dealer loan balance less the allowance) to the discounted value of future cash flows.  The allowance for credit losses is comprised of estimated future collections on the loans to consumers, less any estimated dealer holdback payments.  In estimating future collections and dealer holdback payments for each nonaffiliated dealer, the Company considers a dealer’s actual collection and loss data on a static pool basis and also considers the Company’s historical loss and collection experience.  The Company’s collection forecast for each dealer is updated monthly and considers the most recent static pool data available for each dealer.

Cash flows from any individual dealer loan are often different than estimated cash flows and dealer loan inception.  If such a difference is favorable, the difference is recognized into income over the life of the dealer loan through a yield adjustment.  If such a difference is unfavorable, a provision for credit losses is recorded as a current period expense and a corresponding allowance for credit loss is established.  Because differences between estimated cash flows at inceptions and actual cash flows can occur often, an allowance is required for a significant portion of the Company’s dealer loan portfolio.  Allowance for credit loss does not necessarily indicate that a dealer loan is unprofitable, and in recent years very seldom are cash flows from a dealer loan portfolio insufficient to repay the initial amounts advance to the dealer.  If a positive revision occurs to the estimated cash flows for a dealer loan pool that has an allowance for credit loss recorded, the allowance is reversed up to the lesser of the amount of the positive revision or allowance.

F-7

LENDER TO LENDER FINANCING, L.L.C.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 4 – DEALER LOANS (CONTINUED)

Dealer loans at December 31, 2009 and 2008 were comprised of the following:

	2009	2008
Gross dealer loans receivable	$2,526,330	$3,249,161
Less: Unearned fees	(122,894)	(266,859)
Less: Allowance for credit losses	(105,669)	(197,080)
Dealer loans receivable, net	$2,297,767	$2,785,222

NOTE 5 – NOTES RECEIVABLE – RELATED PARTY

As of December 31, 2009, the Company was due $671,874 from various related entities.  The notes for $445,092 are non-interest bearing and secured by loan receivables.  The remaining note of $226,782 is classified as long-term on the balance sheet, as management does not anticipate repayment within one year.  As of December 31, 2008, the Company was due $1,326,974 from various related entities. The notes are non-interest bearing and secured by loan receivables.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Accrued sales tax	$8,785	$13,259
Accrued payroll	7,045	4,886
Accrued interest	0	8,774
Total Accrued expenses	$15,830	$26,919

NOTE 7 – LINE OF CREDIT

At December 31, 2009 and 2008, the Company had a note payable in the amount of $2,967,383 and $4,138,383.  In 2009, the note required monthly payments of $100,000 plus interest.  The note bears interest at the thirty-day LIBOR plus 5.5%, is secured by cash held at the bank, accounts receivable, life insurance and is personally guaranteed by an officer of the Company.  The note is subject to various financial covenants.  In 2008, borrowings were limited to formulas based on the Company’s loans receivable.  Interest was payable monthly at a rate of 1 percent above the prime rate (3.25% at December 31, 2008).  There were no principal repayments in 2008.

NOTE 8 – LEASE COMMITMENT

During the years ended December 31, 2009 and 2008, the Company incurred rent expense of $31,200 and $25,190, respectively, for their office.  The lease agreement requires monthly payments of $2,600 and expires June 30, 2012.  Future minimum payments under the non-cancelable lease agreement total $78,000 through the period ending June 30, 2012.

NOTE 9 – SUBLEASE

During the year ended December 31, 2009, the Company sublet a portion of their office to an unrelated third party.  The lease is month-to-month with monthly payments of $500.  Rental income totaled $6,000 for the year ended December 31, 2009.

F-8

LENDER TO LENDER FINANCING, L.L.C.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 20, 2010 and has determined it does not have any material subsequent events to disclose beyond the events described above.

F-9

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On August 12, 2010, Lender to Lender Franchise, Inc. completed its acquisition of Lender to Lender Franchise System, LLC (“LLFS”) and Lender to Lender Financing, LLC (“LLFI”).  For accounting purposes, this business combination has been treated as a stock acquisition with Lender to Lender Franchise, Inc. as the acquirer.  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

•
The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2009 combines the historical balance sheets of the companies as of December 31, 2009, giving effect to the acquisitions as if they had occurred on January 1, 2009.

•
The Unaudited Pro Forma Combined Income Statements as of December 31, 2009 combines the historical income statements of the companies as of December 31, 2009, giving effect to the acquisitions as if they had occurred on January 1, 2009.

LENDER TO LENDER FRANCHISE, INC.

DECEMBER 31, 2009

Pro Forma Combined Balance Sheets as of December 31, 2009 (unaudited)	2

Pro Forma Combined Statements of Operations as of December 31, 2009 (unaudited)	3

Notes to the Pro Forma Adjustments	4

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED BALANCE SHEETS (unaudited)
AS OF DECEMBER 31, 2009

	Lender to Lender Franchise, Inc.	Lender to Lender Financing, LLC	Lender to Lender Franchise System, LLC	Eliminations		Total
ASSETS
Current Assets
Cash and cash equivalents	$0	$179,214	$10,007			$189,221
Prepaid expenses and taxes	0	12,490	0			12,490
Total Current Assets	0	191,704	10,007			201,711

Property and Equipment, Net	0	99,290	763			100,053

Other Assets
Dealer Loans	0	2,297,767	0			2,297,767
Note receivable – related party	0	671,874	0	(82,062	)a	589,812
Total Other Assets	0	2,969,641	0			2,887,579

TOTAL ASSETS	$0	$3,260,635	$10,770			$3,189,343

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$0	$108,037	$0			$108,037
Accrued expenses and taxes	0	15,830	0			15,830
Notes payable – related party	0	0	92,194	(82,062	)a	10,132
Notes payable – current portion	0	2,967,383	0			2,967,383
Total Current Liabilities	0	3,091,250	92,194			3,101,382

EQUITY (DEFICIT)
Common stock	0	0	0	3,000	b	3,000
Additional paid in capital	0	0	0	84,961	b	84,961
Member’s equity (deficit)	0	169,385	(81,424)	(87,961	)c	0
Total Equity (Deficit)	0	169,385	(81,424)			87,961

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$0	$3,260,635	$10,770			$3,189,343

2

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2009

	Lender to Lender Franchise, Inc.	Lender to Lender Financing, LLC	Lender to Lender Franchise System, LLC	Totals

GROSS REVENUES	$0	$1,161,885	$0	$1,161,885
COST OF GOODS SOLD	0	9,234	0	9,234
GROSS PROFIT	0	1,152,651	0	1,152,651

OPERATING EXPENSES	0	(968,268)	(20,070)	(988,338)
INCOME (LOSS) FROM OPERATIONS	0	184,383	(20,070)	164,313

OTHER INCOME (EXPENSE)	0	6,000	5	6,005

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	0	190,383	(20,065)	170,318

(PROVISION) BENEFIT FOR INCOME TAXES	0	4,013	0	4,013

NET INCOME (LOSS)	$0	$194,396	$(20,065)	$174,331

3

LENDER TO LENDER FRANCHISE, INC.
NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)
DECEMBER 31, 2009

(a) Elimination of intercompany notes receivable and payable

(b) Issuance of 30,000,000 shares of $.0001 par value common stock of Lender to Lender Franchise, Inc. in exchange for 100% ownership of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc.

(c) Elimination of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc. shareholder’s and member’s equity (deficit) in exchange for shares of Lender to Lender Franchise, Inc.

4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On August 12, 2010, Lender to Lender Franchise, Inc. completed its acquisition of Lender to Lender Franchise System, LLC (“LLFS”) and Lender to Lender Financing, LLC (“LLFI”).  For accounting purposes, this business combination has been treated as a stock acquisition with Lender to Lender Franchise, Inc. as the acquirer.  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

•
The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2008 combines the historical balance sheets of the companies as of December 31, 2008, giving effect to the acquisitions as if they had occurred on January 1, 2008.

•
The Unaudited Pro Forma Combined Income Statements as of December 31, 2008 combines the historical income statements of the companies as of December 31, 2008, giving effect to the acquisitions as if they had occurred on January 1, 2008.

LENDER TO LENDER FRANCHISE, INC.

DECEMBER 31, 2008

Pro Forma Combined Balance Sheets as of December 31, 2008 (unaudited)	2

Pro Forma Combined Statements of Operations as of December 31, 2008 (unaudited)	3

Notes to the Pro Forma Adjustments	4

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED BALANCE SHEETS (unaudited)
AS OF DECEMBER 31, 2008

	Lender to Lender Franchise, Inc.	Lender to Lender Financing, LLC	Lender to Lender Franchise System, LLC	Eliminations		Total
ASSETS
Current Assets
Cash and cash equivalents	$0	$155,036	$10,002			$165,038
Prepaid expenses and taxes	0	0	0			0
Stock Subscription Receivable	0	0	0			0
Total Current Assets	0	155,036	10,002			165,038

Property and Equipment, Net	0	6,820	848			7,668

Other Assets
Dealer Loans	0	2,732,468	0			2,732,468
Note receivable – related party	0	1,326,974	0			1,326,974
Total Other Assets	0	4,059,442	0			4,059,442

TOTAL ASSETS	$0	$4,221,298	$10,850			$4,232,148

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$0	$107,760	$0			$107,760
Accrued expenses and taxes	0	26,919	0			26,919
Notes payable – related party	0	0	0			0
Notes payable – current portion	0	4,138,383	0			4,138,383
Total Current Liabilities	0	4,273,062	0			4,273,062

EQUITY (DEFICIT)
Common stock	0	0	0	3,000	a	3,000
Additional paid in capital	0	0	0			0
				(3,000	)b
				40,914	b
Member’s equity (deficit)	0	(51,764)	10,850	(40,914	)b	(43,914)
Total Equity (Deficit)	0	(51,764)	10,850			(40,914)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$0	$4,221,298	$10,850			$4,232,148

2

LENDER TO LENDER FRANCHISE, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2008

	Lender to Lender Franchise, Inc.	Lender to Lender Financing, LLC	Lender to Lender Franchise System, LLC	Totals

GROSS REVENUES	$0	$481,560	$0	$481,560
COST OF GOODS SOLD	0	215,664	0	215,664
GROSS PROFIT	0	265,896	0	265,896

OPERATING EXPENSES	0	(1,058,209)	(61,361)	(1,119,570)
(LOSS) FROM OPERATIONS	0	(792,313)	(61,361)	(853,674)

OTHER INCOME (EXPENSE)	0	0	2	2

(LOSS) BEFORE PROVISION FOR INCOME TAXES	0	(792,313)	(61,359)	(853,672)

PROVISION FOR INCOME TAXES	0	0	0	0

NET (LOSS)	$0	$(792,313)	$(61,359)	$(853,672)

3

LENDER TO LENDER FRANCHISE, INC.
NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)
DECEMBER 31, 2008

(a) Issuance of 30,000,000 shares of $.0001 par value common stock of Lender to Lender Franchise, Inc. in exchange for 100% ownership of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc.

(b) Elimination of Lender to Lender Financing, Inc. and Lender to Lender Franchise System, Inc. shareholder’s and member’s equity (deficit) via dividend distribution in exchange for shares of Lender to Lender Franchise, Inc.

4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Bylaws, as amended, provide to the fullest extent permitted by Florida law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Florida Business Corporation Act provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$100.89
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$15,000.00
TOTAL *	$25,100.89

* Estimated

Item 26. Recent Sales of Unregistered Securities

On August 12, 2010, the Company issued an aggregate of 30,000,000 shares of its common stock to its founder and chief executive officer in exchange for his wholly owned interests in LLFS and LLFI pursuant to a stock purchase agreement. The shares were issued pursuant to the exemption from registration provided by Section 4(2) under the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

On August 12, 2010, the Company issued options and warrants to purchase up to 1,330,050 shares of common stock to nine individuals. These individuals received information concerning the Company and had the opportunity to ask questions about the Company. The warrants and options were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act. The warrants and options contain a legend restricting their transferability absent registration or applicable exemption.

During September 2010, the Company accepted an aggregate of $25,000 from 50 investors to subscribe for 125,000 of our common shares under a private placement memorandum. The Company netted $25,000 in proceeds from the subscription. The shares were issued under the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. Twenty-three of the investors were accredited and twenty-seven were otherwise qualified investors. Each investor received information concerning the Company prior to making their investment decision. The certificates representing the shares contain legends restricting transferability absent registration or applicable exemption.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 27. Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement dated August 12, 2010

3.1	Amended and Restated Articles of Incorporation of Lender to Lender Franchise, Inc., dated July 15, 2010

3.2	Bylaws of Lender to Lender Franchise, Inc.

5.1	Legality Opinion of Quintairos, Prieto, Wood & Boyer, P.A. (to be filed by amendment)

10.1	2010 Lender to Lender Franchise, Inc. Equity Incentive Plan

10.2	Chesterfield Lease Agreement (to be filed by amendment)

10.3	Form of Option Agreement dated August 12, 2010

10.4	Form of Warrant Agreement dated August 12, 2010

10.5	Form of Dealer Service Stand Alone Agreement

10.6	Form of Dealer Service Pooling Agreement

10.7	Form of Section 4(2) Subscription Agreement

14.1	Code of Ethics

21.1	List of subsidiaries of the Company

23.1	Consent of Silberstein Ungar, PLLC

23.2	Consent of Quintairos, Prieto, Wood & Boyer, P.A. (included in Exhibit 5.1)

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Chesterfield, Michigan on December 30, 2010.

LENDER TO LENDER FRANCHISE, INC.

By:	/s/ Richard Vanderport
Richard Vanderport
Chief Executive Officer and
Principal Executive Officer

By:	/s/ Richard Vanderport
Richard Vanderport
Principal Financial Officer and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Vanderport	Principal Executive Officer,	December 30, 2010
Richard Vanderport	Principal Financial Officer, Principal Accounting Officer and Director